   As filed with the Securities and Exchange Commission on May 3, 1996.

                                                      Registration No. 333-01209
================================================================================
                        SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                ----------------

                               AMENDMENT NO. 2

                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ----------------


 PHILLIPS PETROLEUM COMPANY               DELAWARE                         73-0400345
   PHILLIPS 66 CAPITAL I                  DELAWARE                     TO BE APPLIED FOR
   PHILLIPS 66 CAPITAL II                 DELAWARE                     TO BE APPLIED FOR
   PHILLIPS 66 CAPITAL III                DELAWARE                     TO BE APPLIED FOR
   PHILLIPS 66 CAPITAL IV                 DELAWARE                     TO BE APPLIED FOR
(Exact name of registrant as   (State or other jurisdiction of          (I.R.S. Employer
  specified in its charter)    incorporation or organization)          Identification No.)

                               PHILLIPS BUILDING
                         BARTLESVILLE, OKLAHOMA  74004
                                 (918) 661-6600
(Address, including zip code, and telephone number, including area code of each registrant's principal executive offices)

                                ----------------
                                 JOHN A. CARRIG
                                   TREASURER
                              3 PHILLIPS BUILDING
                         BARTLESVILLE, OKLAHOMA  74004
                                 (918) 661-5633
      (Name, address, including zip code, and telephone number, area code, of agent for service for each registrant)

                                   Copies to:

    DALE J. BILLAM, ESQ.                            VINCENT J. PISANO, ESQ.
 PHILLIPS PETROLEUM COMPANY                 SKADDEN, ARPS, SLATE, MEAGHER & FLOM
     1234 ADAMS BUILDING                              919 THIRD AVENUE
BARTLESVILLE, OKLAHOMA  74004                     NEW YORK, NEW YORK  10022
       (918) 661-5638                                   (212) 735-2718

                                ----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / x /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / x /

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                                           Proposed
                                                                Proposed Maximum       Maximum Aggregate     Amount of
     Title of Each Class of Securities     Amount to be         Offering Price Per     Offering Price      Registration
             to be Registered              Registered(1)          Unit(1)(2)(3)            (1)(2)(3)          Fee(2)
- -----------------------------------------------------------------------------------------------------------------------
Preferred Securities of Phillips 66
Capital I, II, III, and IV
- -----------------------------------------------------------------------------------------------------------------------
Subordinated Debt Securities of Phillips
Petroleum Company
- -----------------------------------------------------------------------------------------------------------------------
Guarantees of Preferred Securities of
Phillips 66 Capital I, Phillips 66
Capital  II, Phillips 66 Capital III
and Phillips 66 Capital IV by Phillips
Petroleum Company and certain back-up
undertakings(4)
- -----------------------------------------------------------------------------------------------------------------------
Total                                      $750,000,000              100%              $750,000,000       $258,620.69
=======================================================================================================================

(1) Such indeterminate number of Preferred Securities of Phillips 66 Capital I, Phillips 66 Capital II, Phillips 66 Capital III and Phillips 66 Capital IV and such indeterminate principal amount of Subordinated Debt Securities of Phillips Petroleum Company as may from time to time be issued at indeterminate prices. Subordinated Debt Securities may be issued and sold to Phillips 66

     Capital I, Phillips 66 Capital II, Phillips 66 Capital III and Phillips 66 Capital IV, in which event such Subordinated Debt Securities may later be distributed to the holders of Preferred Securities upon a dissolution of Phillips 66 Capital I, Phillips 66 Capital II, Phillips 66 Capital III and Phillips 66 Capital IV and the distribution of the assets thereof.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The aggregate public offering price of the Preferred Securities of Phillips 66 Capital I, Phillips 66 Capital II, Phillips 66 Capital III and Phillips 66 Capital IV and the Subordinated Debt Securities of Phillips Petroleum Company registered hereby will not exceed $750,000,000.

(3)  Exclusive of accrued interest and distributions, if any.


(4) No separate consideration will be received for any Guarantees. The Guarantees include the rights of holders of the Preferred Securities under the Guarantees and certain back-up undertakings, comprised of obligations of Phillips under the Indenture and any supplemental indenture thereto and pursuant to the Declarations of Trust to provide certain indemnities in respect of, and be responsible for certain costs, expenses, debts and liabilities of each of Phillips 66 Capital I, II, III and IV, each as described in the Registration Statement. All obligations under the Declarations of Trust, including the indemnity obligation, are included in the back-up undertakings.


                               __________________

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE FINAL  *
*  PROSPECTUS SUPPLEMENT IS DELIVERED.  THIS PROSPECTUS SUPPLEMENT AND    *
*  THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR   *
*  THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF     *
*  THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR     *
*  SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER    *
*  THE SECURITIES LAWS OF ANY SUCH STATE.                                 *
*                                                                         *
***************************************************************************

(Subject to Completion, dated May 3, 1996)


PROSPECTUS SUPPLEMENT

(To Prospectus dated _______, 1996)

                        __________ Preferred Securities

                             PHILLIPS 66 CAPITAL I
            ___% Trust Originated Preferred Securities(SM) ("TOPrS(SM)")
                (Liquidation Amount $25 per Preferred Security)
                  guaranteed to the extent set forth herein by

                           PHILLIPS PETROLEUM COMPANY
                              --------------------
         The ____% Trust Originated Preferred Securities(SM) (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of Phillips 66 Capital I, a statutory business trust formed under the laws of the State of Delaware ("Phillips Capital Trust" or the "Trust"). Phillips Petroleum Company, a Delaware corporation ("Phillips" or the "Company"), will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of Phillips Capital Trust.
Phillips Capital Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of ____% Junior Subordinated Deferrable Interest Debentures due 2036 (the "Subordinated Debt Securities") of Phillips. The Subordinated Debt Securities and the Preferred Securities in respect of which this Prospectus Supplement is being delivered shall be referred to herein as the "Offered Securities." The Subordinated Debt Securities when issued will be unsecured obligations of Phillips and will be subordinate and junior in right of payment to certain other indebtedness of the Company, as described herein. Upon an event of a default under the Declaration (as defined herein), the holders of Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise.
                                                        (continued on next page)

         SEE "RISK FACTORS" BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.



         The Preferred Securities have been approved for listing on the New York Stock Exchange, Inc. (the "New York Stock Exchange"). Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."

                              --------------------
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  Initial Public               Underwriting                Proceeds to
                                 Offering Price(1)             Commission(2)               Trust (3)(4)
Per Preferred Security  . .          $25.00                         (3)                      $25.00
Total . . . . . . . . . (5)          $                              (3)                      $

(1)      Plus accrued distributions, if any, from _______ __, 1996.
(2) Phillips Capital Trust and Phillips have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debt Securities, Phillips has agreed to pay to the Underwriters as compensation (the "Underwriters' Compensation") for their arranging the investment therein of such proceeds $_____ per Preferred Security (or $_______ in the aggregate); provided, that such compensation for sales of 10,000 or more Preferred Securities to a single purchaser will be $__ per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."

(4) Expenses of the offering which are payable by Phillips are estimated to be $850,000.

(5) Phillips Capital Trust has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of _____ additional Preferred Securities at a price to public less underwriting commission for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to Phillips Capital Trust will be $______________, $_______________ and $_______________, respectively.
         See "Underwriting."

         The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company, on or about _________ __, 1996.



                          ___________________________


Merrill Lynch & Co.                                        Goldman, Sachs & Co.

Morgan Stanley & Co.
    Incorporated
                   PaineWebber Incorporated
                              Prudential Securities Incorporated
                                                              Smith Barney Inc.

                          ___________________________


           The date of this Prospectus Supplement is _____ __, 1996.


(SM) "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

(continued from previous page)

         Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of ___ percent of the liquidation amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on [March 31, June 30, September 30 and December 31] of each year, commencing [June 30,] 1996 ("distributions"). The payment of distributions out of moneys held by Phillips Capital Trust and payments on liquidation of Phillips Capital Trust or the redemption of Preferred Securities, as set forth below, are guaranteed by Phillips (the "Guarantee") to the extent described herein and under "Description of Preferred Securities Guarantees" in the accompanying Prospectus. The Guarantee covers payments of distributions and other payments on the Preferred Securities only if and to the extent that Phillips Capital Trust has funds available therefor which will not be the case unless Phillips has made a payment of interest or principal or other payments on the Subordinated Debt Securities held by Phillips Capital Trust as its sole asset. The Guarantee, when taken together with Phillips's obligations under the Subordinated Debt Securities and the Indenture (as defined below) and its obligations under the Declaration (as defined below), including its liabilities to pay costs, expenses, debts and obligations of Phillips Capital Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts due on the Preferred
Securities.  See "Risk Factors -- Rights Under the Guarantee" herein.   The
obligations of Phillips under the Guarantee are subordinate and junior in right of payment to all other liabilities of Phillips and pari passu with the most senior preferred stock issued, from time to time, if any, by Phillips. The obligations of Phillips under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of Phillips, which aggregated approximately $3.2 billion at April 1, 1996, and rank pari passu with Phillips's other general unsecured creditors. The Subordinated Debt Securities purchased by the Trust may be subsequently distributed pro rata to holders of the Preferred Securities and Common Securities in connection with the dissolution of the Trust, upon the occurrence of certain events.

         The distribution rate and the distribution payment date and other payment dates for the Preferred Securities will correspond to the interest rate and interest payment date and other payment dates on the Subordinated Debt Securities, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Debt Securities, no amounts will be paid on the Preferred Securities. If Phillips does not make principal or interest payments on the Subordinated Debt Securities, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event, the Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

         So long as Phillips shall not be in default in the payment of interest on the Subordinated Debt Securities, Phillips has the right to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period on the Subordinated Debt Securities at any time for up to 20 consecutive quarters (each, an "Extension Period"). If interest payments are so deferred, distributions will also be deferred. During such Extension Period, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at an annual rate of ___ percent per annum compounded quarterly, and during any Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Debt Securities. See "Description of the Subordinated Debt Securities -- Option to Extend Interest Payment Period;" "Risk Factors -- Option to Extend Interest Payment Period" and "United States Federal Income Taxation -- Original Issue Discount."

         The Subordinated Debt Securities are redeemable by Phillips, in whole or in part, from time to time, on or after _____ __, ____, or at any time in certain circumstances upon the occurrence of a Tax Event (as defined herein). If Phillips redeems Subordinated Debt Securities, the Trust must redeem Trust Securities on a pro rata basis having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so redeemed at $25 per Preferred Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred Securities -- Mandatory Redemption." The Preferred Securities will be redeemed upon maturity of the Subordinated Debt Securities. In addition, upon the occurrence of a Tax Event arising from a change in law or a change in legal interpretation regarding tax matters, unless the Subordinated Debt Securities are redeemed in the limited circumstances described herein, the Trust shall be dissolved, with the result that the Subordinated Debt Securities will be distributed to the holders of the Preferred Securities, on a pro rata basis, in lieu of any cash distribution. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution." In certain circumstances, Phillips will have the right to redeem the Subordinated Debt Securities, which would result in the redemption by the Trust of Trust Securities in the same amount on a pro rata basis. If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities, Phillips will use its best efforts to have the Subordinated Debt Securities listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution" and "Description of the Subordinated Debt Securities."

         In the event of the involuntary or voluntary dissolution, winding up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, the Subordinated Debt Securities are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution."

_______________

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                           PHILLIPS PETROLEUM COMPANY
                    SUMMARY HISTORICAL FINANCIAL INFORMATION

         The following table sets forth selected historical financial information with respect to the Company for the periods indicated. This information should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, which are incorporated by reference into this Prospectus Supplement. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The selected historical financial information for each of the five years in the period ended December 31, 1995, has been derived from the audited consolidated financial statements of the Company.


                                       Millions of Dollars Except as Indicated
                                       -----------------------------------------
                                          1995    1994    1993    1992    1991
                                       -----------------------------------------
Financial Data
Sales and other operating revenues     $13,368  12,211  12,309  11,933  12,604
Total revenues                         $13,521  12,367  12,545  12,140  13,259
Income before income taxes,
  extraordinary items and
  cumulative effect of accounting
  changes                              $ 1,064     852     538     511     451
Net income                             $   469     484     243     180     258
Properties, plants and equipment (net) $ 8,493   8,042   7,961   8,489   8,298
Total assets                           $11,978  11,453  11,035  11,468  11,473
Long-term debt                         $ 3,097   3,106   3,208   3,718   3,876
Stockholders' equity                   $ 3,188   2,953   2,688   2,698   2,757
Net cash provided by operating
  activities                           $ 1,596   1,203   1,308     908   1,030
Capital expenditures and investments   $ 1,456   1,154   1,226   1,172   1,581
Per average common share outstanding
  Income before extraordinary items
    and cumulative effect of
    accounting changes                 $  1.79    1.85     .94    1.04     .38
  Net income                           $  1.79    1.85     .93     .69     .99

Other Data
Shareholder return (share-price
  appreciation plus reinvested
  dividends)                               7.9%   17.0    19.8     9.5    (4.1)
Common shares outstanding at year-end
  (in millions)                          262.1   261.6   261.5   260.2   259.8
Common stockholders at year-end
  (in thousands)                          65.8    69.9    74.3    82.0    86.6
Employees at year-end (in thousands)      17.4    18.4    19.4    21.4    22.7
- --------------------------------------------------------------------------------

                             RECENT DEVELOPEMENTS

           In November 1995, the U.S. Court of Appeals for the Tenth Circuit affirmed the U.S. Tax Court's previous decisions related to Phillips' sales of liquefied natural gas (LNG) from the Kenai, Alaska, facility to Japan. The Tax Court's decisions supported the Company's position that more than 50 percent of the income for the years 1975-1978 was from a foreign source. The Appellate Court's decision became final on February 26, 1996, when the Internal Revenue Service (IRS) elected not to petition the U.S. Supreme Court to review the November 1995 decision. The favorable resolution of this issue will have a positive effect on Phillips' first quarter 1996 net income of approximately
$570 million. In March 1996, Phillips received $209 million in cash refunds from the IRS and expects to receive an estimated $165 million over the next few years. The Company's net operating earnings in 1996 are also expected to benefit by an estimated 20 to 25 cents a share, due to the lower effective tax rate on Kenai LNG earnings and lower net interest charges on tax liabilities from prior years.

                                  RISK FACTORS

         Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters.

ABSENCE OF PRIOR PUBLIC MARKET

         Prior to this offering, there has been no public market for the Preferred Securities. Although application has been made to list the Preferred Securities on the New York Stock Exchange, there can be no assurance that an active public market will develop for the Preferred Securities or that, if such market develops,the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. The public offering price for the Preferred Securities has been determined through negotiations between the Company and the Underwriters. Prices for the Preferred Securities will be determined in the marketplace and may be influenced by many factors, including the liquidity of the market for the Preferred Securities, investor perceptions of the Company and general industry and economic conditions.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE GUARANTEE AND SUBORDINATED DEBT SECURITIES

         Phillips's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of Phillips and pari passu with the most senior preferred stock issued, from time to time, if any, by Phillips. The obligations of Phillips under the Subordinated Debt Securities are subordinate and junior in right of payment to all present and future Senior Indebtedness of Phillips and pari passu with obligations to or rights of Phillips's other general unsecured creditors. No payment of principal of (including redemption payments, if any), premium, if any, or interest on the Subordinated Debt Securities may be made if (i) any Senior Indebtedness of Phillips is not paid when due and any applicable grace period with respect to such default has ended with such default not having been cured or waived or ceasing to exist, or (ii) the maturity of any Senior Indebtedness has been accelerated because of a default. As of April 1, 1996, Senior Indebtedness aggregated approximately $3.2 billion. There are no terms in the Preferred Securities, the Subordinated Debt Securities or the Guarantee that limit Phillips's ability to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Debt Securities and the Guarantee. See "Description of the Preferred Securities Guarantees -- Status of the Preferred Securities Guarantees" and "Description of the Subordinated Debt Securities" in the accompanying Prospectus, and "Description of the Subordinated Debt Securities
- -- Subordination" herein.

RIGHTS UNDER THE GUARANTEE

         The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under the Guarantee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

         The Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions with respect to Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or a redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of the payment to the extent the Trust has funds available therefor or (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Notwithstanding the foregoing, any holder of Preferred Securities may institute a legal proceeding directly against

Phillips to enforce such holders' rights to receive payment under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If Phillips were to default on its obligation to pay amounts payable on the Subordinated Debt Securities or otherwise, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would rely on the enforcement (1) by the Institutional Trustee of its rights as registered holder of the Subordinated Debt Securities against Phillips pursuant to the terms of the Subordinated Debt Securities or (2) by such holder of its right against Phillips to enforce payments on the Subordinated Debt Securities. See "Description of the Preferred Securities Guarantees" and "Description of the Subordinated Debt Securities" in the accompanying Prospectus. The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

         If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Institutional Trustee of its rights as a holder of the Subordinated Debt Securities against Phillips. In addition, the holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities, a holder of Preferred Securities may institute a legal proceeding directly against Phillips to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Phillips to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, Phillips will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by Phillips to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debt Securities. See "Description of the Preferred Securities -- Declaration Events of Default."

OPTION TO EXTEND INTEREST PAYMENT PERIOD

         Phillips has the right under the Indenture (as such term is defined in "Description of the Subordinated Debt Securities" herein) to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period at any time, and from time to time, on the Subordinated Debt Securities. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but despite such deferral would continue to accrue with interest thereon compounded quarterly) by the Trust during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters. In the event that Phillips exercises this right to defer interest payments, then (a) Phillips shall not declare or pay dividends on, or make a distribution with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Phillips Common Stock in connection with the satisfaction by Phillips of its obligations under any employee benefit plans, (ii) as a result of a reclassification of Phillips capital stock or the exchange or conversion of one class or series of Phillips's capital stock for another class or series of Phillips capital stock or (iii) the purchase of fractional interests in shares of Phillips's capital stock pursuant to the conversion or exchange provisions of such Phillips capital stock or the security being converted or exchanged, (b) Phillips shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Phillips that rank pari passu with or junior to the Subordinated Debt Securities and (c) Phillips shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

Prior to the termination of any such extension period, Phillips may further extend the interest payment period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, Phillips may commence a new Extension Period, subject to the above requirements. See "Description of the Preferred Securities -- Distributions" and "Description of the Subordinated Debt Securities -- Option to Extend Interest Payment Period."

         Should Phillips exercise its right to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will continue to accrue income (as original issue discount ("OID")) in respect of the deferred interest allocable to its Preferred Securities for United States federal income tax purposes, which will be allocated but not distributed, to holders of record of Preferred Securities. As a result, each such holder of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from Phillips Capital Trust related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. Phillips has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. However, should Phillips determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of Phillips's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Subordinated Debt Securities) may be more volatile than other securities on which OID accrues that do not have such rights. See "United States Federal Income Taxation -- Original Issue Discount."

PROPOSED TAX LEGISLATION

                 On March 19, 1996, President Clinton proposed certain tax law changes that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 (the "Proposed Legislation") if such debt obligations have a maximum term in excess of twenty years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Subordinated Debt Securities. There can be no assurances, however, that the effective date guidance contained in the Joint Statement will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Subordinated Debt Securities. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution."

TAX EVENT REDEMPTION OR DISTRIBUTION

         Upon the occurrence of a Tax Event, Phillips Capital Trust shall be dissolved, except in the limited circumstance described below, with the result that the Subordinated Debt Securities would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In certain circumstances, Phillips shall have the right to redeem the Subordinated Debt Securities, in whole or in part, in lieu of a distribution of the Subordinated Debt Securities by the Trust; in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debt Securities are redeemed by Phillips. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution."

         Under current United States federal income tax law, a distribution of Subordinated Debt Securities upon the dissolution of Phillips Capital Trust would not be a taxable event to holders of the Preferred Securities. Upon occurrence of a Tax Event, however, a dissolution of Phillips Capital Trust in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "United States Federal Income Taxation -- Receipt of Subordinated Debt Securities or Cash Upon Liquidation of Phillips Capital Trust."

         There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debt Securities that a holder of Preferred Securities may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debt Securities upon the occurrence of a Tax Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debt Securities and should carefully review all the information regarding the Subordinated Debt Securities contained herein and in the accompanying Prospectus. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution" and "Description of the Subordinated Debt Securities -- General."


CONSEQUENCES OF HIGHLY LEVERAGED TRANSACTION

         The Indenture does not contain provisions that afford holders of the Subordinated Debt Securities protection in the event of a highly leveraged transaction, including a change of control, or other similar transactions involving Phillips that may adversely affect such holders. See "Description of the Subordinated Debt Securities -- General."


LIMITED VOTING RIGHTS

         Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, Phillips Trustees, which voting rights are vested exclusively in the holder of the Common Securities. See "Description of Preferred Securities -- Voting Rights."

TRADING PRICE

         The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debt Securities through the date of disposition in income as ordinary income (i.e., OID), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "United States Federal Income Taxation -- Original Issue Discount" and "Sales of Preferred Securities."

                                  THE COMPANY

                 The Company, incorporated in Delaware in 1917, is a fully integrated oil company engaged in petroleum exploration and production on a worldwide basis, petroleum refining and marketing, and natural gas gathering and processing, principally in the United States. Phillips also produces and distributes chemicals worldwide. Its principal executive offices are located in the Phillips Building, Bartlesville, Oklahoma 74004 (telephone (918) 661-
6600)).


                             PHILLIPS CAPITAL TRUST

         Phillips Capital Trust is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust, dated as of February 23, 1996, executed by Phillips, as sponsor (the "Sponsor"), and the trustees of Phillips Capital Trust (the "Phillips Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on February 23, 1996. Such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. See "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." Phillips will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3 percent of the total capital of Phillips Capital Trust. Phillips Capital Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto.

         Pursuant to the Declaration, the number of Phillips Trustees will initially be five. Three of the Phillips Trustees (the "Regular Trustees") will be persons who are employees or officers of or who are affiliated with Phillips. The fourth trustee will be a financial institution that is unaffiliated with Phillips, which trustee will serve as institutional trustee under the Declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Institutional Trustee"). Initially, The Bank of New York, a New York banking corporation, will be the Institutional Trustee until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, The Bank of New York will act as trustee (the "Guarantee Trustee") under the Guarantee and as Debt Trustee (as defined herein) under the Indenture. The fifth trustee will be an entity that maintains its principal place of business in the state of Delaware (the "Delaware Trustee").
Initially, The Bank of New York (Delaware), an affiliate of the Institutional Trustee, will act as Delaware Trustee. See "Description of the Preferred Securities Guarantees" in the accompanying Prospectus and "Description of the Preferred Securities -- Voting Rights" herein.

         The Institutional Trustee will hold title to the Subordinated Debt Securities for the benefit of the holders of the Trust Securities and the Institutional Trustee will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of the Subordinated Debt Securities. In addition, the Institutional Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debt Securities for the benefit of the holders of the Trust Securities. The Institutional Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. Phillips, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any Phillips Trustee and to increase or decrease the number of Phillips Trustees. Phillips will pay all fees and expenses related to Phillips Capital Trust and the offering of the Trust Securities. See "Description of the Subordinated Debt Securities -- Miscellaneous."

         The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."

                                 CAPITALIZATION

         The following table sets forth the actual capitalization of Phillips at December 31, 1995, and the "As Adjusted" column reflects the application of the estimated net proceeds from the sale of the Preferred Securities. See "Use of Proceeds." The table should be read in conjunction with Phillips' consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                                           At December 31, 1995
                                                                                         ------------------------
                                                                                         Actual       As Adjusted
                                                                                         ------       -----------
                                                                                           (Dollars in millions)
Long-Term Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $3,097         $3,097
                                                                                         ------         ------
Preferred stock of subsidiary . . . . . . . . . . . . . . . . . . . . . . . . .             345            345
                                                                                         ------         ------
Company-Obligated Mandatorily Redeemable Preferred Securities of Phillips
     66 Capital I (1) . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              --
                                                                                         ------         ------
Common stock--500,000,000 shares
   authorized at $1.25 par value
     Issued (306,380,511 shares)
       Par value  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             383            383

       Capital in excess of par . . . . . . . . . . . . . . . . . . . . . . . .           1,966          1,966
     Treasury stock (at cost:
       1995--15,047,246 shares) . . . . . . . . . . . . . . . . . . . . . . . .            (827)          (827)
Compensation and Benefits Trust (at cost: 29,200,000 shares)  . . . . . . . . .            (989)          (989)
Foreign currency translation adjustments  . . . . . . . . . . . . . . . . . . .              39             39
Unearned employee compensation--Long-Term
   Stock Savings Plan (LTSSP) . . . . . . . . . . . . . . . . . . . . . . . . .            (414)          (414)
Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3,030          3,030
                                                                                         ------         ------
Total stockholders' equity  . . . . . . . . . . . . . . . . . . . . . . . . . .           3,188          3,188
                                                                                         ------         ------
       Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $6,630
                                                                                         ======         ======

- ------------------------

(1) As described herein, the sole assets of the Trust will be the __% Junior Subordinated Deferrable Interest Debentures due 2036 of Phillips with a principal amount of approximately $___________, and upon redemption of such debt, the Preferred Securities will be mandatorily redeemable.

                      RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

                                                           YEAR ENDED DECEMBER 31,
                                                   --------------------------------------
                                                   1995    1994     1993    1992     1991
                                                   ----    ----     ----    ----     ----
Ratio of earnings to fixed charges. . . .          3.4      3.2     2.3      2.1     2.0


         For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary items and cumulative effect of changes in accounting principle, plus fixed charges (excluding capitalized interest and the portion of the preferred dividend requirements of a subsidiary not previously deducted from pretax income, but including amortization of amounts previously capitalized), less equity in undistributed earnings of companies owned less than 50 percent. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, that portion of rental expense which the Company believes to be representative of interest and the amounts accrued to cover the preferred stock dividend requirements of a subsidiary. A statement setting forth the computation of the unaudited ratios of earnings to fixed charges is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part.

                              ACCOUNTING TREATMENT

         The financial statements of Phillips Capital Trust will be reflected in Phillips's consolidated financial statements with the Preferred Securities shown as Company-Obligated Mandatorily Redeemable Preferred Securities of Phillips Capital Trust, holding solely $ __________ principal amount of __%
Junior Subordinated Deferrable Interest Debentures due [          ] of
Phillips.  See "Capitalization."

                                USE OF PROCEEDS

         The Trust will use all proceeds received from the sale of the Preferred Securities to purchase Subordinated Debt Securities from Phillips. Phillips intends to add the net proceeds from the sale of the Subordinated Debt Securities to its general funds, to be used for general corporate purposes, including capital expenditures, repurchases of outstanding long-term debt securities, investments in subsidiaries, working capital, repayment of short-term commercial paper notes and other business opportunities.

                    DESCRIPTION OF THE PREFERRED SECURITIES

         The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Institutional Trustee, The Bank of New York, will act as indenture trustee for the Preferred Securities under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part, the Trust Act and the Trust Indenture Act.

GENERAL

         The Declaration authorizes the Regular Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by Phillips. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence and during the continuance of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Institutional Trustee will own the Subordinated Debt Securities purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by Phillips to the extent described under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. The Guarantee will be held by [The Bank of New York], the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to vote to direct the Institutional Trustee to enforce the Institutional Trustee's rights under the Subordinated Debt Securities except in the limited circumstances in which the holder may take Direct Action. See "Description of the Preferred Securities -- Voting Rights" and "-- Declaration Events of Default."

DISTRIBUTIONS

         Distributions on the Preferred Securities will be fixed at a rate per annum of ___ percent of the stated liquidation amount of $25 per Preferred Security. Distributions in arrears for more than one quarter will bear interest thereon at the rate per annum of ____ percent thereof compounded quarterly.
The term "distribution" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

          Distributions on the Preferred Securities will be cumulative, will accrue from _______ __, 1996 and will be payable quarterly in arrears on [March 31, June 30, September 30 and December 31] of each year, commencing [June 30,] 1996, when, as and if available for payment, distributions will be made by the Institutional Trustee, except as otherwise described below.

         Phillips has the right under the Indenture to defer payments of interest on the Subordinated Debt Securities by extending the interest payment period from time to time on the Subordinated Debt Securities, which, if exercised, would defer quarterly distributions on the Preferred Securities (though such distributions would continue to accrue with interest since interest would continue to accrue on the Subordinated Debt Securities) during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Debt Securities is limited to a period not exceeding 20 consecutive quarters and such period may not extend beyond the maturity of the Subordinated Debt Securities. In the event that Phillips exercises this right, then (a) Phillips shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Phillips Common Stock in connection with the satisfaction by Phillips of its obligations under any employee benefit plans, (ii) as a result of a reclassification of Phillips capital stock or the exchange or conversion of one class or series of Phillips's capital stock for another class or series of Phillips capital stock or (iii) the purchase of fractional interests in shares of Phillips's capital stock pursuant to the conversion or exchange provisions of such Phillips capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing) and (b) Phillips shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Phillips that rank pari passu with or junior to such Subordinated Debt Securities. Prior to the termination of any such Extension Period, Phillips may further extend the interest payment period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, Phillips may select a new Extension Period, subject to the above requirements. See "Description of the Subordinated Debt Securities -- Interest" and "-- Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the record date next following the termination of such deferral period.

         Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from Phillips on the Subordinated Debt Securities. See "Description of the Subordinated Debt Securities." The payment of distributions out of moneys held by the Trust is guaranteed by Phillips to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus.

         Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day (as defined below) prior to the relevant payment dates. Such distributions will be paid through the Institutional Trustee who will hold amounts received in respect of the Subordinated Debt Securities in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "Book-Entry Only Issuance -- The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in book-entry only form, the Regular Trustee shall have the right to select relevant record dates, which shall be more than one Business Day prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such record date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York City (in the State of New York) are permitted or required by any applicable law to close.

MANDATORY REDEMPTION

         The Subordinated Debt Securities will mature on _______ __, 2036 and may be redeemed, in whole or in part, at any time on or after _______ __, 2001, or at any time in certain circumstances upon the occurrence of a Tax Event.
See "Description of the Subordinated Debt Securities." Upon the repayment of the Subordinated Debt Securities, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so repaid or redeemed at the Redemption Price; provided, that holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "Description of the Subordinated Debt Securities -- Optional Redemption." In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described under "Book-Entry Only Issuance-the Depository Trust Company" below.

TAX EVENT REDEMPTION OR DISTRIBUTION

         "Tax Event" means that the Regular Trustees shall have received an opinion of a nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to or change in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination on or after such date), there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Subordinated Debt Securities, (ii) interest payable to the Trust on the Subordinated Debt Securities would not be deductible by Phillips for United States federal income tax purposes or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the date of this Prospectus Supplement.

         If, at any time, a Tax Event shall occur and be continuing, the Trust shall, except in the limited circumstances described below, be dissolved with the result that the Subordinated Debt Securities with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities, would be distributed to the holders of the Trust Securities in liquidation of such holders' interests in the Trust on a pro rata basis within 90 days following the occurrence of such Tax Event; provided, that such dissolution and distribution shall be conditioned on (i) the Regular Trustees' receipt of an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on pub-lished revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Subordinated Debt Securities and (ii) Phillips being unable to avoid such Tax Event within such 90 day period by taking some ministerial action or pursuing some other reasonable measure that will have no adverse effect on the Trust, Phillips or the holders of the Trust Securities. Furthermore, if after receipt of a Dissolution Tax Opinion by the Regular Trustees (i) Phillips has received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that Phillips would be precluded from deducting the interest on the Subordinated Debt Securities for United States federal income tax purposes, even after the Subordinated Debt Securities were distributed to the holders of Trust Securities in liquidation of such holders' interests in the Trust as described above, or (ii) the Regular Trustees shall have been informed by such tax counsel that it cannot deliver a No Recognition Opinion to the Trust, Phillips shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Subordinated Debt Securities, in whole or in part, for cash within 90 days following the occurrence of such Tax Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debt Securities so redeemed shall be redeemed by the Trust at the Redemption Price on a pro rata basis; provided, however, that if at the time there is available to Phillips or the Trust the opportunity to eliminate, within such 90 day period, the Tax Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that has no adverse effect on the Trust, Phillips or the holders of the Trust Securities, Phillips or the Trust will pursue such measure in lieu of redemption.

         If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities, Phillips will use its best efforts to cause the Subordinated Debt Securities to be listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

         After the date for any distribution of Subordinated Debt Securities upon dissolution of the Trust, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the Depositary (as defined herein) or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debt Securities to be delivered upon such distribution, and (iii) any certificates representing Preferred Securities not held by the Depositary or its nominee will be deemed to represent Subordinated Debt Securities having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on such Preferred Securities until such certificates are presented to Phillips or its agent for transfer or reissuance.

         There can be no assurance as to the market prices for either the Preferred Securities or the Subordinated Debt Securities that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debt Securities that an investor may receive if a dissolution and liquidation of the Trust were to occur, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

         The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

         If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that Phillips has paid to the Institutional Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Debt Securities, the Trust will irrevocably deposit with the Depositary funds sufficient to pay the applicable Redemption Price and will give the Depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust, or by Phillips pursuant to the Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

         In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described below under "Book-Entry Only Issuance -- The Depository Trust Company."

         Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), Phillips or its subsidiaries may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

         In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Subordinated Debt Securities in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a pro rata basis to the holders of the Preferred Securities.

         If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis.
The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

         Pursuant to the Declaration, the Trust shall terminate (i) on February 23, 2051, the expiration of the term of the Trust, (ii) upon the bankruptcy of Phillips, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to Phillips, the filing of a certificate of cancellation with respect to the Trust after obtaining the consent of the holders of at least a majority in liquidation amount of the Trust Securities affected thereby voting together as a single class to file such certificate of cancellation or the revocation of the charter of Phillips and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Subordinated Debt Securities upon the occurrence of a Tax Event, (v) upon the entry of a decree of a judicial dissolution of Phillips or the Trust, or
(vi) upon the redemption of all the Trust Securities.

DECLARATION EVENTS OF DEFAULT

         An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived, or otherwise eliminated, the Institutional Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Institutional Trustee with respect to certain matters under the Declaration, and therefore the Indenture. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities after a holder of Preferred Securities has made a written request, such holder of record of Preferred Securities may institute a legal proceeding against Phillips to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Phillips to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, Phillips will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by Phillips to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debt Securities.

         Upon the occurrence of a Declaration Event of Default, the Institutional Trustee as the sole holder of the Subordinated Debt Securities will have the right under the Indenture to declare the principal of and interest on the Subordinated Debt Securities to be immediately due and payable. Phillips and the Trust are each required to file annually with the Institutional Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

         Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of the Preferred Securities Guarantees -- Modification of the Preferred Securities Guarantees; Assignment" in the accompanying Prospectus, and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

         Subject to the requirement of the Institutional Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee, or direct the exercise of any trust or power conferred upon the Institutional Trustee under the Declaration including the right to direct the Institutional Trustee, as holder of the Subordinated Debt Securities, to (i) exercise the remedies available to it under the Indenture as a holder of the Subordinated Debt Securities, (ii) waive any past Indenture Event of Default that is waivable under the Base Indenture (as defined herein), (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debt Securities where such consent shall be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of holders of more than a majority in principal amount of the Subordinated Debt Securities (a "Super-Majority") affected thereby, only the holders of at least such Super-Majority in aggregate liquidation amount of the Preferred Securities may direct the Institutional Trustee to give such consent or take such action. If the Institutional Trustee fails to enforce its rights under the Subordinated Debt Securities after a holder of record of Preferred Securities has made a written request, such holder of record of Preferred Securities may institute a legal proceeding directly against Phillips to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Phillips to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Subordinated Debt Securities. The Institutional Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Debt Trustee with respect to the Subordinated Debt Securities. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Institutional Trustee shall not take any of the actions described in clauses (i), (ii) or (iii) above unless the Institutional Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

         In the event the consent of the Institutional Trustee, as the holder of the Subordinated Debt Securities, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Institutional Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Indenture would require the consent of a Super-Majority, the Institutional Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Debt Securities outstanding. The Institutional Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Institutional Trustee has obtained an opinion of tax counsel to the effect that for the purposes of United States federal income tax the Trust will not be classified as other than a grantor trust.

         A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

         Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Subordinated Debt Securities in accordance with the Declaration.

         Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by Phillips or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Phillips, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

         The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

         Holders of the Preferred Securities will have no rights to appoint or remove the Phillips Trustees, who may be appointed, removed or replaced solely by Phillips as the indirect or direct holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION

         The Declaration may be modified and amended if approved by the Regular Trustees (and in certain circumstances the Institutional Trustee), provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby; provided, that, if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Securities.

         Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Institutional Trustee or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

         The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety, to any corporation or other body, except as described below. The Trust may, with the consent of the Regular Trustees and without the consent of the holders of the Trust Securities, the Institutional Trustee or the Delaware Trustee consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; provided, that (i) if the Trust is not the survivor such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) Phillips expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Institutional Trustee as the holder of the Subordinated Debt Securities, (iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, Phillips has received an opinion of a nationally recognized independent counsel to the Trust experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) Phillips guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Securities Guarantee (as described in the accompanying Prospectus). Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100 percent in liquidation amount of the Trust

Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or the Successor Entity to be classified as other than a grantor trust for United States federal income tax purposes.

BOOK-ENTRY ONLY ISSUANCE-THE DEPOSITORY TRUST COMPANY

         The Depository Trust Company ("DTC") will act as securities depositary (the "Depositary") for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC.

         The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a global certificate.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

         Purchases of Preferred Securities within the DTC system must be made by or through Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

         DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented thereby for all purposes under the Declaration and the Preferred Securities. No beneficial owner of an interest in a Global Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Declaration.

         DTC has advised the Company that it will take any action permitted to be taken by a holder of Preferred Securities (including the presentation of Preferred Securities for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Certificates are credited and only in respect of such portion of the aggregate liquidation amount of Preferred Securities as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Preferred Securities, DTC will exchange the Global Certificates for Certificated Securities, which it will distribute to its Participants and which will be legended as set forth under the heading "Notices to Investors."

         Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices in respect of the Preferred Securities held in book-entry form will be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will determine the amount of the interest of each Participant to be redeemed in accordance with its procedures.

         Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         Distributions on the Preferred Securities held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

         Except as provided herein, a Beneficial Owner of an interest in a Global Certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

         Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Certificates among Participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the Issuer nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving notice to the Trust. Under such circumstances, in the event that a successor securities depository is not obtained, Preferred Security certificates are required to be printed and delivered. Additionally, the Trust (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the Preferred Securities will be printed and delivered. In each of the above circumstances, the Company will appoint a paying agent with respect to the Preferred Securities.

         The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a Global Certificate.

PAYMENT AND PAYING AGENCY

         Payments in respect of the Preferred Securities represented by the Global Certificates shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates or, in the case of Certificated Securities, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the
Register.   The Paying Agent shall initially be The Bank of New York.  The
Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Issuer Trustees.

In the event that [          ] shall no longer be the Paying Agent, the Trustee
shall appoint a successor to act as Paying Agent (which shall be a bank or trust company).

REGISTRAR, TRANSFER AGENT AND PAYING AGENT

         The Institutional Trustee will act as registrar, transfer agent and paying agent for the Preferred Securities.

         Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Company may require) in respect of any tax or other government charges which may be imposed in relation to it.

         The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE INSTITUTIONAL TRUSTEE

         The Institutional Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of any defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Institutional Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Institutional Trustee to take any action it is empowered to take under the Declaration following a Declaration Event of Default. The Institutional Trustee also serves as trustee under the Guarantee and the Indenture. [The Company and certain of its subsidiaries maintain deposit accounts and conduct other banking transactions with the Institutional Trustee in the ordinary course of their business.]

GOVERNING LAW

         The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

         The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or characterized as other than a grantor trust for United States federal income tax purposes. Phillips is authorized and directed to conduct its affairs so that the Subordinated Debt Securities will be treated as indebtedness of Phillips for United States federal income tax purposes. In this connection, Phillips and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the certificate of incorporation of Phillips, that each of Phillips and the Regular Trustees determine in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Preferred Securities or vary the terms thereof.

         Holders of the Preferred Securities have no preemptive rights.


                          DESCRIPTION OF THE GUARANTEE

         Pursuant to the Guarantee, Phillips will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities issued by the Trust, the Guarantee Payments (as defined in the accompanying Prospectus) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under the Guarantee (the "Guarantee Trustee"). The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. The Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. A summary description of the Guarantee appears in the accompanying Prospectus under the caption "Description of the Preferred Securities Guarantees."


                DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

         Set forth below is a description of the specific terms of the Subordinated Debt Securities in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Subordinated Debt Securities set forth in the accompanying Prospectus under the caption "Description of the Subordinated Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Indenture, dated as of ____________ __, 1996 (the "Base Indenture"), between Phillips and The Bank of New York, as Trustee (the "Debt Trustee"), as supplemented by a First Supplemental Indenture, dated as of __________ __, 1996 (the Base Indenture, as so supplemented, is hereinafter referred to as the "Indenture"), the forms of which are filed as Exhibits to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. Certain capitalized terms used herein are defined in the Indenture.

         Under certain circumstances involving the dissolution of the Trust following the occurrence of a Tax Event, Subordinated Debt Securities may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution."

         If the Subordinated Debt Securities are distributed to the holders of the Preferred Securities, Phillips will use its best efforts to have the Subordinated Debt Securities listed on the New York Stock Exchange or on such other national securities exchange or similar organization on which the Preferred Securities are then listed or quoted.

GENERAL

         The Subordinated Debt Securities will be issued as unsecured debt under the Indenture. The Subordinated Debt Securities will be limited in aggregate principal amount to approximately $____________________, ($ million if the Underwriters' over-allotment option is exercised in full), such amount being the sum of the aggregate stated liquidation of the Preferred Securities and the Common Securities.

         The Subordinated Debt Securities are not subject to a sinking fund provision. The entire principal amount of the Subordinated Debt Securities will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as defined herein) and Additional Interest (as defined herein), if any, on ______________ ___, 2036.

         If Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, such Subordinated Debt Securities will initially be issued as a Global Security (as defined herein). As described herein, under certain limited circumstances, Subordinated Debt Securities may be issued in certificated form in exchange for a Global Security. See "Book-Entry and Settlement" below. In the event that Subordinated Debt Securities are issued in certificated form, such Subordinated Debt Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debt Securities issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Subordinated Debt Securities. In the event Subordinated Debt Securities are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debt Securities will be registrable and Subordinated Debt Securities will be exchangeable for Subordinated Debt Securities of other denominations of a like aggregate principal amount at the corporate trust office of the Institutional Trustee in New York, New York; provided, that at the option of

Phillips payment of interest may be made at the option of Phillips by check mailed to the address of the holder entitled thereto or by wire transfer to an account appropriately designated by the holder entitled thereto. Notwithstanding the foregoing, so long as the holder of any Subordinated Debt Securities is the Institutional Trustee, the payment of principal and interest on the Subordinated Debt Securities held by the Institutional Trustee will be made at such place and to such account as may be designated by the Institutional Trustee.

         The Indenture does not contain provisions that afford holders of the Subordinated Debt Securities protection in the event of a highly leveraged transaction or other similar transaction involving Phillips that may adversely affect such holders.

SUBORDINATION

         The Indenture provides that the Subordinated Debt Securities are subordinated and junior in right of payment to all Senior Indebtedness of Phillips. No payment of principal (including redemption and sinking fund payments), premium, if any, or interest on the Subordinated Debt Securities may be made (i) if any Senior Indebtedness of Phillips is not paid when due, (ii) any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or (iii) if the maturity of any Senior Indebtedness of Phillips has been accelerated because of a default. Upon any distribution of assets of Phillips to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of Phillips must be paid in full before the holders of Subordinated Debt Securities are entitled to receive or retain any payment. Upon satisfaction of all claims of all Senior Indebtedness then outstanding, the rights of the holders of the Subordinated Debt Securities will be subrogated to the rights of the holders of Indebtedness of Phillips to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debt Securities are paid in full.

         The term "Senior Indebtedness" means, with respect to Phillips, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor, for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor, including, without limitation, in the case of Phillips, all obligations under [list of outstanding Senior Instruments, if any], (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of such obligor for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debt Securities and (2) any indebtedness between or among such obligor or its affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to (a) any other Phillips Trust or a trustee of such trust and (b) any other trust, or a trustee of such trust, partnership or other entity affiliated with Phillips that is a financing vehicle of Phillips (a "financing entity") in connection with the issuance by such financial entity of Preferred Securities or other securities that rank pari passu with, or junior to, the Preferred Securities. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

         The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by Phillips. As of April 1, 1996, Senior Indebtedness of Phillips aggregated approximately $3.2 billion.

OPTIONAL REDEMPTION

         Phillips shall have the right to redeem the Subordinated Debt Securities, in whole or in part, from time to time, on or after ____________ ____, ____, or at any time in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities-Tax Event Redemption or Distribution," upon not less than 30 nor more than 60 days notice, at a redemption price equal to 100 percent of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Subordinated Debt Securities would result in the delisting of the Preferred Securities, Phillips may only redeem the Subordinated Debt Securities in whole.

INTEREST

         Each Subordinated Debt Securities shall bear interest at the rate of ___ percent per annum from the original date of issuance, payable quarterly in arrears on [March 31, June 30, September 30 and December 31] of each year (each an "Interest Payment Date"), commencing [June 30,] 1996, to the person in whose name such Subordinated Debt Securities is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Debt Securities shall not continue to remain in book-entry only form, Phillips shall have the right to select record dates, which shall be more than one Business Day prior to the Interest Payment Date.

         The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed, will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Subordinated Debt Securities is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

         Phillips shall have the right at any time, and from time to time, during the term of the Subordinated Debt Securities to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, at the end of which Extension Period, Phillips shall pay all interest then accrued and unpaid (including any Additional Interest, as herein defined) together with interest thereon compounded quarterly at the rate specified for the Subordinated Debt Securities to the extent permitted by applicable law ("Compound Interest"); provided, that during any such Extension Period, (a) Phillips shall not declare or pay dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock (other than (i) purchases or acquisitions of shares of Phillips Common Stock in connection with the satisfaction by Phillips of its obligations under any employee benefit plans, (ii) as a result of a reclassification of Phillips capital stock or the exchange or conversion of one class or series of Phillips's capital stock for another class or series of Phillips capital stock or (iii) the purchase of fractional interests in shares of Phillips's capital stock pursuant to the conversion or exchange provisions of such Phillips capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing) and (b) Phillips shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Phillips that rank pari passu with or junior to the Subordinated Debt Securities. Prior to the termination of any such Extension Period, Phillips may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarters or beyond the maturity of the Subordinated Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, Phillips may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable. Phillips has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debt Securities. If the Institutional Trustee shall be the sole holder of the Subordinated Debt Securities, Phillips shall give the Regular Trustees and the Institutional Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or the date such distribution is payable. The Regular Trustees shall give notice of Phillips's selection of such Extension Period to the holders of the Preferred Securities. If the Institutional Trustee shall not be the sole holder of the Subordinated Debt Securities, Phillips shall give the holders of the Subordinated Debt Securities notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the

Interest Payment Date or (ii) the date upon which Phillips is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Subordinated Debt Securities of the record or payment date of such related interest payment.

ADDITIONAL INTEREST

         If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, Phillips will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

PROPOSED TAX LEGISLATION

                 On March 19, 1996, President Clinton proposed the Proposed Legislation which, among other things, would generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 if such debt obligations have a maximum term in excess of twenty years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued the Joint Statement indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Subordinated Debt Securities. There can be no assurances, however, that the effective date guidance contained in the Joint Statement will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Subordinated Debt Securities. Accordingly, there can be no assurance that a Tax Event will not occur. See "-- Tax Event Redemption or Distribution."

INDENTURE EVENTS OF DEFAULT

         If any Indenture Event of Default shall occur and be continuing, the Institutional Trustee, as the holder of the Subordinated Debt Securities, will have the right to declare the principal of and the interest on the Subordinated Debt Securities (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Debt Securities. See "Description of Subordinated Debt Securities
- -- Events of Default" in the accompanying Prospectus for a description of the Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Institutional Trustee to exercise its rights as the holder of the Subordinated Debt Securities. See "Description of the Preferred Securities -- Declaration Events of Default" and "Voting Rights." Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and such event is attributable to the failure of Phillips to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable, Phillips acknowledges that then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Subordinated Debt Securities. Notwithstanding any payments made to such holder of Preferred Securities by Phillips in connection with a Direct Action, Phillips shall remain obligated to pay the principal of or interest on the Subordinated Debt Securities held by the Trust or the Institutional Trustee of the Trust, and Phillips shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debt Securities.

BOOK-ENTRY AND SETTLEMENT

         If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Tax Event, the Subordinated Debt Securities will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Subordinated Debt Securities represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Debt Securities in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

         The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

          Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Debt Securities in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Subordinated Debt Securities shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee or to a successor Depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

         If Subordinated Debt Securities are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, DTC will act as securities depositary for the Subordinated Debt Securities.
For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred Securities-Book-Entry Only Issuance-The Depository Trust Company." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by Phillips. Phillips may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

         None of Phillips, the Trust, the Institutional Trustee, any paying agent and any other agent of Phillips or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

         A Global Security shall be exchangeable for Subordinated Debt Securities registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies Phillips that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the Depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the Depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed, (iii) Phillips, in its sole discretion, determines that such Global Security shall be so exchangeable or
(iv) there shall have occurred an Event of Default with respect to such Subordinated Debt Securities. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Debt Securities registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

GOVERNING LAW

         The Indenture and the Subordinated Debt Securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

         The Indenture will provide that Phillips will pay all fees and expenses related to (i) the offering of the Trust Securities and the Subordinated Debt Securities, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Phillips Trustees and (iv) the enforcement by the Institutional Trustee of the rights of the holders of the Preferred Securities. The payment of such fees and expenses will be fully and unconditionally guaranteed by Phillips.

         Phillips will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of Phillips; provided that, in the event of any such assignment, Phillips will remain liable for all of their respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.


                        EFFECT OF OBLIGATIONS UNDER THE
                 SUBORDINATED DEBT SECURITIES AND THE GUARANTEE

         As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and to invest the proceeds from such issuance and sale in the Subordinated Debt Securities.

         As long as payments of interest and other payments are made when due on the Subordinated Debt Securities, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Subordinated Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Subordinated Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) Phillips shall pay all, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration further provides that the Phillips Trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

         Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by Phillips as and to the extent set forth under "Description of the Preferred Securities Guarantees" in the accompanying Prospectus. If Phillips does not make interest payments on the Subordinated Debt Securities purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions. The Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that Phillips has made a payment of interest or principal on the Subordinated Debt Securities held by the Trust as its sole asset. The Guarantee, when taken together with Phillips's obligations under the Subordinated Debt Securities and the Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts on the Preferred Securities.

         If Phillips fails to make interest or other payments on the Subordinated Debt Securities when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities -- Book Entry Only Issuance -- The Depository Trust Company" and "-- Voting Rights," may direct the Institutional Trustee to enforce its rights under the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the Sub-ordinated Debt Securities, a holder of Preferred Securities may institute a legal proceeding against Phillips to enforce the Institutional Trustee's rights under the Subordinated Debt Securities without first instituting any legal proceeding against the Institutional Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Phillips to pay interest or principal on the Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Subordinated Debt Securities. In connection with such Direct Action, Phillips will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by Phillips to such holder of Preferred Securities in such Direct Action. Phillips, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Preferred Securities. If Phillips fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. Any holder of Preferred Securities may institute a legal proceeding directly against Phillips to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

         Phillips and the Trust believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by Phillips of payments due on the Preferred Securities. See "Description of the Preferred Securities Guarantees -- General" in the accompanying Prospectus.


                     UNITED STATES FEDERAL INCOME TAXATION

GENERAL

         In the opinion of Skadden, Arps, Slate, Meagher & Flom, special tax counsel to Phillips and the Trust, the following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders who purchase the Preferred Securities upon original issuance ("Initial Holders"). It does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

CLASSIFICATION OF THE SUBORDINATED DEBT SECURITIES

         In connection with the issuance of the Subordinated Debt Securities, Skadden, Arps, Slate, Meagher & Flom, special tax counsel to Phillips and the Trust, will render its opinion generally to the effect that under then current law and assuming full compliance with the terms of the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Subordinated Debt Securities will be classified for United States federal income tax purposes as indebtedness of Phillips.

CLASSIFICATION OF THE TRUST

         In connection with the issuance of the Preferred Securities, Skadden, Arps, Slate, Meagher & Flom, special tax counsel to Phillips and the Trust, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Subordinated Debt Securities, and each holder will be required to include in its gross income any OID accrued with respect to its allocable share of those Subordinated Debt Securities.

ORIGINAL ISSUE DISCOUNT

         Because Phillips has the option, under the terms of the Subordinated Debt Securities, to defer payments of interest by extending interest payment periods for up to 20 quarters, all of the stated interest payments on the Subordinated Debt Securities will be treated as "original issue discount." Holders of debt instruments issued with OID must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. Generally, all of a holder's taxable interest income with respect to the Subordinated Debt Securities will be accounted for as OID, and actual distributions of stated interest will not be separately reported as taxable income. The amount of OID that accrues in any month will approximately equal the amount of the interest that accrues on the Subordinated Debt Securities in that month at the stated interest rate. In the event that the interest payment period is extended, holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest period.

         Because income on the Preferred Securities will constitute OID, corporate holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

MARKET DISCOUNT AND BOND PREMIUM

         Holders of Preferred Securities other than Initial Holders may be considered to have acquired their undivided interests in the Subordinated Debt Securities with market discount or acquisition premium as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBT SECURITIES OR CASH UPON LIQUIDATION OF PHILLIPS CAPITAL TRUST

         Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Tax Event Redemption or Distribution," Subordinated Debt Securities may be distributed to holders in exchange for the Preferred Securities and in liquidation of the Trust. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each holder, and each holder would receive an aggregate tax basis in the Subordinated Debt Securities equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Subordinated Debt Securities so received in liquidation of the Trust would include the period during which the Preferred Securities were held by such holder. If, however, the related special event is a Tax Event which results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the Preferred Securities.

         Under certain circumstances described herein (see "Description of the Preferred Securities"), the Subordinated Debt Securities may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder could recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "United States Federal Income Taxation -- Sales of Preferred Securities."

SALES OF PREFERRED SECURITIES

         A holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by OID previously includable in such holder's gross income to the date of disposition and decreased by payments received on the Preferred Securities. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

         The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debt Securities. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debt Securities through the date of disposition in income as ordinary income, and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Debt Securities deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest) a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

UNITED STATES ALIEN HOLDERS

         For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust.

         Under present United States federal income tax law: (i) payments by the Trust or any of its paying agents to any holder of a Preferred Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax; provided that, (a) the beneficial owner of the Preferred Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Phillips entitled to vote, (b) the beneficial owner of the Preferred Security is not a controlled foreign corporation that is related to Phillips through stock ownership, and
(c) either (A) the beneficial owner of the Preferred Security certifies to the Trust or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Preferred Security in such capacity, that certifies to the Trust or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and (ii) a United States Alien Holder of a Preferred Security will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Preferred Security.

PROPOSED TAX LEGISLATION

         On March 19, 1996, President Clinton proposed the Proposed Legislation which, among other things, would generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995, if such debt obligations have a maximum term in excess of twenty years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued the Joint Statement indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Subordinated Debt Securities. There can be no assurances, however, that the effective date guidance contained in the Joint Statement will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Subordinated Debt Securities. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Preferred Securities -- Tax Event Redemption or Distribution."

INFORMATION REPORTING TO HOLDERS

         Generally, income on the Preferred Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

         Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31 percent unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the Service.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING


         Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), Phillips Capital Trust has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are acting as representatives (the "Representatives"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.



                                                                                   NUMBER OF
                 UNDERWRITERS                                                 PREFERRED SECURITIES
                 ------------                                                 --------------------
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated
Goldman, Sachs & Co.
Morgan Stanley & Co.
    Incorporated
PaineWebber Incorporated
Prudential Securities Incorporated
Smith Barney Inc.
                     Total  . . . . . . . . . . . . . . . . . . . . . . . .
                                                                              =====================


         The Underwriters propose to offer the Preferred Securities, in part, directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and, in part, to certain securities
dealers at such price less a concession of $.   per Preferred Security.  The
Underwriters may allow, and such dealers may reallow, a concession not in
excess of $.   per Preferred Security to certain brokers and dealers.  After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.


         In view of the fact that the proceeds of the sale of the Preferred Securities will ultimately be used to purchase the Subordinated Debt Securities of Phillips, the Underwriting Agreement provides that Phillips will pay as compensation ("Underwriters' Compensation") to the Underwriters arranging the investment therein of such proceeds, an amount in immediately available funds
of $.     per Preferred Security (or $          in the aggregate) for the
accounts of the several Underwriters; provided that, such compensation for sales of 10,000 or more Preferred Securities to any single purchaser will be
$.    per Preferred Security.  Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.


         During a period of 30 days from the date of the Prospectus Supplement, neither Phillips Capital Trust nor Phillips will, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or Subordinated Debt Securities or any debt securities substantially similar to the Subordinated Debt Securities or equity securities substantially similar to the Preferred Securities (except for the Subordinated Debt Securities and the Preferred Securities offered hereby).

         The Preferred Securities have been approved for listing on the New York Stock Exchange. Trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. The Representative has advised Phillips Capital Trust that it intends to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Underwriters will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

         Prior to this offering there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

         Phillips Capital Trust and Phillips have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, Phillips and its subsidiaries in the ordinary course of business.


                                 LEGAL MATTERS

         Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Trust by Skadden, Arps, Slate, Meagher & Flom, special Delaware counsel to the Trust. The validity of the Subordinated Debt Securities and the Guarantee and certain matters relating thereto and certain United States federal income taxation matters and will be passed upon for Phillips and the Trust by Skadden, Arps, Slate, Meagher & Flom. Certain United States federal income taxation matters will be passed upon for Phillips by Dale J. Billam, Esq. and the Trust by Skadden, Arps, Slate, Meagher & Flom. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE AND ANY FINAL PROSPECTUS SUPPLEMENT IS DELIVERED. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED MAY __, 1996


PROSPECTUS
                                  $750,000,000
                           PHILLIPS PETROLEUM COMPANY
                          SUBORDINATED DEBT SECURITIES
                               __________________

                             PHILLIPS 66 CAPITAL I
                             PHILLIPS 66 CAPITAL II
                             PHILLIPS 66 CAPITAL III
                             PHILLIPS 66 CAPITAL IV
                              PREFERRED SECURITIES

                   FULLY AND UNCONDITIONALLY GUARANTEED BY

                           PHILLIPS PETROLEUM COMPANY
                               __________________

     Phillips Petroleum Company ("Phillips" or the "Company"), a Delaware corporation, may from time to time offer its subordinated debentures, notes or other evidence of indebtedness (the "Subordinated Debt Securities") in one or more series and in amounts, at prices and on terms to be determined at the time of the offering. The Subordinated Debt Securities when issued will be unsecured obligations of the Company. The Company's obligations under the Subordinated Debt Securities will be subordinate and junior in right of payment to certain other indebtedness, as may be described in an accompanying Prospectus
Supplement (the "Prospectus Supplement") and in an aggregate amount to be set forth as of the most recent practicable date in such Prospectus Supplement.

     Phillips 66 Capital I, Phillips 66 Capital II, Phillips 66 Capital III and Phillips 66 Capital IV (each, a "Phillips Capital Trust"), each a statutory business trust formed under the laws of the State of Delaware, may offer, from time to time, preferred securities, representing undivided beneficial interests in the assets of the respective Phillips Capital Trust ("Preferred Securities"). The payment of periodic cash distributions ("distributions") with respect to Preferred Securities of each of the Phillips Capital Trusts out of moneys held by each of the Phillips Capital Trusts, and payment on liquidation, redemption or otherwise with respect to such Preferred Securities, will be guaranteed by Phillips to the extent described herein (each a "Preferred Securities Guarantee"). See "Description of the Preferred Securities Guarantees" below. Phillips' obligations under the Preferred Securities Guarantees are subordinate and junior in right of payment to all other liabilities of Phillips and rank pari passu with the most senior preferred stock, if any, issued from time to time by Phillips. Subordinated Debt Securities may be issued and sold from time to time in one or more series to a Phillips Capital Trust, or a trustee of such Phillips Capital Trust, in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein, together the "Trust Securities") of such Phillips Capital Trust. The Subordinated Debt Securities purchased by a Phillips Capital Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such Phillips Capital Trust upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement. The Subordinated Debt Securities and the Preferred Securities and the related Preferred Securities Guarantees are sometimes collectively referred to hereafter as the "Offered Securities."


     Specific terms of the Subordinated Debt Securities of any series or the Preferred Securities of any Phillips Capital Trust, the terms of which will mirror the terms of the Subordinated Debt Securities held by any Phillips Capital Trust, in respect of which this prospectus (the "Prospectus") is being delivered will be set forth in a Prospectus Supplement with respect to such securities, which will describe, without limitation and where applicable, the following: (i) in the case of Subordinated Debt Securities, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, if any, interest rate (which may be fixed or variable), if any, the time and method of calculating interest payments, if any, dates on which premium, if any, and interest, if any, will be payable, the right of Phillips, if any, to defer payment of interest on the Subordinated Debt Securities and the maximum length of such deferral period, the initial public offering price, subordination terms, and any listing on a securities exchange and other specific terms of the offering; and (ii) in the case of Preferred Securities, the designation, number of securities, liquidation preference per security, initial public offering price, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, terms for any conversion or exchange into other securities, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Subordinated Debt Securities of Phillips.

     The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all Offered Securities shall not exceed $750,000,000. The Prospectus Supplement relating to any series of Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable to the Offered Securities.

     Phillips and/or each of the Phillips Capital Trusts may sell the Offered Securities directly, through agents designated from time to time, or through underwriters or dealers. See "Plan of Distribution" below. If any agents of Phillips and/or any Phillips Capital Trust or any underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in any related Prospectus Supplement.

     This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS.  ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

           The date of this Prospectus is                     , 1996

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.


                             AVAILABLE INFORMATION

     This Prospectus constitutes a part of a combined Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by Phillips and the Phillips Capital Trusts with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC, although it does include a summary of the material terms of the Indenture and the Declaration of Trust. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the Phillips Capital Trusts and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.


     Phillips is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information concerning Phillips can be inspected and copied at prescribed rates at the SEC's Public Reference Room, Judiciary Plaza, 450 Fifth Street, Northwest, Washington, D.C. 20549, as well as the following Regional Offices of the SEC: 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Such reports, proxy statements and other information may also be inspected at the offices of the following stock exchanges on which certain of the Company's securities are listed: the New York Stock Exchange, 20 Broad Street, New York, New York 10005; the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104; and The Toronto Stock Exchange, The Exchange Tower, 2 First Canadian Place, Toronto, Ontario, Canada M5X 1J2.


     No separate financial statements of any of the Phillips Capital Trusts have been included herein. Phillips does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of each of the Phillips Capital Trusts will be owned, directly or indirectly, by Phillips, a reporting company under the Exchange Act, (ii) each of the Phillips Capital Trusts has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Phillips Capital Trust and investing the proceeds thereof in Subordinated Debt Securities issued by Phillips, and (iii) Phillips' obligations described herein and in any accompanying Prospectus Supplement to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of each of Phillips 66 Capital
I, II, III and IV under the Indenture and any supplemental indenture thereto and pursuant to the Declarations of each Trust, the guarantee issued with respect to Preferred Securities issued by that Trust, the Subordinated Debt Securities purchased by that Trust and the related Indenture, taken together, constitute a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Subordinated Debt Securities" and "Description of the Preferred Securities Guarantees."


     The Phillips Capital Trusts are not currently subject to the information reporting requirements of the Exchange Act. The Phillips Capital Trusts will become subject to such requirements upon the effectiveness of the Registration Statement, although they intend to seek and expect to receive exemptions therefrom.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated by reference in this Prospectus:
     (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, filed with the Securities and Exchange Commission on February 23, 1996; and
     (b) the Company's Proxy Statement for the Annual Meeting of Stockholders on May 13, 1996, filed with the Securities and Exchange Commission on March 29, 1996.

     All documents filed by Phillips pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or therein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     Phillips will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Dale J. Billam, Secretary, Phillips Petroleum Company, 1234 Adams Building, Bartlesville, Oklahoma 74004 (telephone (918) 661-5638).

                           PHILLIPS PETROLEUM COMPANY

     Phillips Petroleum Company, incorporated in Delaware in 1917, is a fully integrated oil company engaged in petroleum exploration and production on a worldwide basis, petroleum refining and marketing, and natural gas gathering and processing, principally in the United States. Phillips also produces and distributes chemicals worldwide. Its principal executive offices are located in the Phillips Building, Bartlesville, Oklahoma 74004 (telephone (918) 661-6600).

                                   THE TRUSTS

     Each of Phillips 66 Capital I, Phillips 66 Capital II, Phillips 66 Capital III and Phillips 66 Capital IV is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust (each a "Declaration") executed by the Company, as sponsor for such trust (the "Sponsor") and the Phillips Capital Trustees (as defined herein) for such trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State on February 23, 1996. Each Phillips Capital Trust exists for the exclusive purposes of (i) issuing the Preferred Securities and common securities representing undivided beneficial interests in the assets of such Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will, directly or indirectly, acquire Common Securities in an aggregate liquidation amount equal to 3 percent of the total capital of each Phillips Capital Trust. Each Phillips Capital Trust has a term of approximately 55 years, but may earlier terminate as provided in the Declaration. Each Phillips Capital Trust's business and affairs will be conducted by the trustees (the "Phillips Capital Trustees") appointed by the Company, as the direct or indirect holder of all the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Phillips Capital Trustees of a Phillips Capital Trust. The duties and obligations of the Phillips Capital Trustees shall be governed by the Declaration of such Phillips Capital Trust. A majority of the Phillips Capital Trustees (the "Regular Trustees") of each Phillips Capital Trust will be persons who are employees or officers of or affiliated with the Company. One Phillips Capital Trustee of each Phillips Capital Trust will be a financial institution which will be unaffiliated with the Company and which shall act as property trustee and as indenture trustee for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one Phillips Capital Trustee of each Phillips Capital Trust will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Phillips Capital Trusts and the offering of Trust Securities, the payment of which will be guaranteed by the Company. The office of the Delaware Trustee for each Phillips Capital Trust in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of each Phillips Capital Trust shall be c/o Phillips Petroleum Company, 3 Phillips Building, Bartlesville, Oklahoma 74004.


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the periods indicated:


                                          Year Ended December 31,
                                     ---------------------------------
                                     1995   1994   1993   1992   1991
                                     -----  -----  -----  -----  -----
Ratio of earnings to fixed charges.   3.4    3.2    2.3    2.1    2.0

     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, extraordinary items and cumulative effect of changes in accounting principle, plus fixed charges (excluding capitalized interest and the portion of the preferred dividend requirements of a subsidiary not previously deducted from pretax income, but including amortization of amounts previously capitalized), less equity in undistributed earnings of companies owned less than 50 percent. Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, that portion of rental expense which the Company believes to be representative of interest and the amounts accrued to cover the preferred stock dividend requirements of a subsidiary. A statement setting forth the computation of the unaudited ratios of earnings to fixed charges is filed as an exhibit to the Registration Statement of which this Prospectus is a part.


                                USE OF PROCEEDS

     The Trust will use all proceeds received from the sale of the Preferred Securities to purchase Subordinated Debt Securities from Phillips. Phillips intends to add the net proceeds from the sale of the Subordinated Debt Securities to its general funds, to be used for general corporate purposes, including capital expenditures, repayment or repurchases of outstanding long-term debt securities, investments in subsidiaries, working capital, repayment of short-term commercial paper notes and/or other business opportunities.

                DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

     Subordinated Debt Securities may be issued from time to time in one or more series under an Indenture (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Debt Trustee"). The terms of the Subordinated Debt Securities will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary of the material terms does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Indenture, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section and Article references used herein are references to provisions of the Indenture unless otherwise noted.

GENERAL

     The Subordinated Debt Securities will be unsecured, subordinated obligations of the Company. The Indenture does not limit the aggregate principal amount of Subordinated Debt Securities which may be issued thereunder and provides that the Subordinated Debt Securities may be issued from time to time in one or more series. The Subordinated Debt Securities are issuable in one or more series pursuant to an indenture supplemental to the Indenture or a resolution of the Company's Board of Directors or a special committee appointed thereby (each, a "Supplemental Indenture"). (Section 2.03)

     In the event Subordinated Debt Securities are issued to a Phillips Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Phillips Capital Trust, such Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such Phillips Capital Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to a Phillips Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Phillips Capital Trust.

     Reference is made to the Prospectus Supplement relating to the particular Subordinated Debt Securities being offered thereby for the following terms: (1) the designation of such Subordinated Debt Securities; (2) the aggregate principal amount of such Subordinated Debt Securities; (3) the percentage of their principal amount at which such Subordinated Debt Securities will be issued, (4) the date or dates on which such Subordinated Debt Securities will mature and the right, if any, to extend such date or dates; (5) the rate or rates, if any, per annum, at which such Subordinated Debt Securities will bear interest, or the method of determination of such rate or rates; (6) the date or dates from which such interest shall accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the determination of holders to whom interest is payable on any such interest payment dates; (7) the right, if any, to extend the interest payment periods and the duration of such extension; (8) provisions for a sinking purchase or other analogous fund, if any; (9) the period or periods, if any, within which, the price or prices of which, and the terms and conditions upon which such Subordinated Debt Securities may be redeemed, in whole or in part, at the option of the Company or the holder; (10) the form of such Subordinated Debt Securities; and (11) any other specific terms of the Subordinated Debt Securities. Principal, premium, if any, and interest, if any, will be payable, and the Subordinated Debt Securities offered hereby will be transferable, at the corporate trust office of the Debt Trustee in New York, New York, provided that payment of interest, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register. (Sections 3.01 and 3.02)

     If a Prospectus Supplement specifies that a series of Subordinated Debt Securities is denominated in a currency or currency unit other than United States dollars, such Prospectus Supplement shall also specify the denomination in which such Subordinated Debt Securities will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on such Subordinated Debt Securities will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due.


     The Indenture contains no covenants or other provisions to afford protection to holders of the Subordinated Debt Securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described under "Limitation on Mergers and Sales of Assets" below.

FORM, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, the Subordinated Debt Securities will be issued in fully registered form without coupons and in denominations of $1,000 and multiples of $1,000. No service charge will be made for any transfer or exchange of the Subordinated Debt Securities, but the Company or the Debt Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith. Where Subordinated Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special United States federal income tax considerations, applicable to any such Subordinated Debt Securities and to payment on and transfer and exchange of such Subordinated Debt Securities will be described in the applicable Prospectus Supplement. Bearer Subordinated Debt Securities will be transferrable by delivery.

     Unless otherwise provided in the applicable Prospectus Supplement, principal and premium, if any, or interest, if any, will be payable and the Subordinated Debt Securities may be surrendered for payment or transferred at the offices of the Debt Trustee as paying and authenticating agent, provided that payment of interest on registered securities may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register. Payment of Subordinated Debt Securities in bearer form will be made at such paying agencies outside of the United States as the Company may appoint.

BOOK-ENTRY SUBORDINATED DEBT SECURITIES

     The Subordinated Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Global Depositary"), or its nominee, identified in the Prospectus Supplement relating to such series. In such a case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of Outstanding Subordinated Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Subordinated Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Global Depositary for such Global Security to a nominee for such Global Depositary and except in the circumstances described in the applicable Prospectus Supplement.

     The specific terms of the depositary arrangement with respect to any portion of a series of Subordinated Debt Securities to be represented by a Global Security and a description of the Global Depositary will be provided in the applicable Prospectus Supplement.


SUBORDINATION

     The Subordinated Debt Securities will be subordinated and junior in right of payment to certain other indebtedness of the Company to the extent set forth in the applicable Prospectus Supplement.

CERTAIN COVENANTS OF THE COMPANY

     Securities Issued to a Phillips Capital Trust. If Subordinated Debt Securities are issued to a Phillips Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Phillips Capital Trust and (i) there shall have occurred any event that would constitute an Event of Default (as defined herein) or (ii) the Company shall be in default with respect to its payment of any obligations under the related Preferred Securities Guarantee or Common Securities Guarantee, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Phillips Common Stock in connection with the satisfaction by Phillips of its obligations under any employee benefit plans, (ii) as a result of a reclassification of Phillips capital stock or the exchange or conversion of one class or series of Phillips capital stock for another class or series of Phillips capital stock or (iii) the purchase of fractional interests in shares of Phillips capital stock pursuant to the conversion or exchange provisions of such Phillips capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities.

     If Subordinated Debt Securities are issued to a Phillips Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Phillips Capital Trust and the Company shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities by extending the interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities.

     In the event Subordinated Debt Securities are issued to a Phillips Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities of such Phillips Capital Trust, for so long as such Trust Securities remain outstanding, the Company will covenant (i) to directly or indirectly maintain 100% ownership of the Common Securities of such Phillips Capital Trust; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of such Common Securities, (ii) to use its reasonable efforts to cause such Phillips Capital Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of such Phillips Capital Trust, the redemption of all of the Trust Securities of such Phillips Capital Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Phillips Capital Trust, and (b) to otherwise continue not to be classified as an association taxable as a corporation or partnership for United States federal income tax purposes and (iii) to use its reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Subordinated Debt Securities. (Section 3.09)

LIMITATION ON MERGERS AND SALES OF ASSETS

     The Company shall not consolidate with, or merge into, any corporation or convey or transfer its properties and assets substantially as an entirety to any Person unless the successor entity shall be a corporation organized under the laws of the United States or any State or the District of Columbia and shall expressly assume the obligations of the Company under the Indenture. (Section 10.01)

EVENTS OF DEFAULT, WAIVER AND NOTICE

     The Indenture provides than any one or more of the following described events which has occurred and is continuing constitutes an "Event of Default" with respect to each series of Subordinated Debt Securities:

      (a) default for 30 days in payment of any interest on the Subordinated Debt Securities of that series, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

      (b) default in payment of principal and premium, if any, on the Subordinated Debt Securities of that series when due either at maturity, upon redemption, by declaration or otherwise; provided, however, that a valid extension of the maturity of such Subordinated Debt Securities shall not constitute a default for this purpose; or

      (c) default by the Company in the performance of any other of the covenants or agreements in the Indenture which shall not have been remedied for a period of 90 days after notice; or

      (d) certain events of bankruptcy, insolvency or reorganization of the Company; or

      (e) in the event Subordinated Debt Securities are issued to a Phillips Capital Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Phillips Capital Trust, the voluntary or involuntary dissolution, winding-up or termination of such Phillips Capital Trust, except in connection with the distribution of Subordinated Debt Securities to the holders of Trust Securities in liquidation of such Phillips Capital Trust, the redemption of all of the Trust Securities of such Phillips Capital Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Phillips Capital Trust.

(Section 5.01) The Indenture provides that the Debt Trustee may withhold notice to the holders of a series of Subordinated Debt Securities (except in payment of principal or of interest or premium on the Subordinated Debt Securities) if the Trustee considers it in the interest of such holders to do so. (Section 5.08).

     The Indenture provides that, (a) if an Event of Default due to the default in the payment of principal, interest or premium, if any, on any series of Subordinated Debt Securities shall have occurred and be continuing, either the Debt Trustee or the holders of 25 percent in principal amount of the Subordinated Debt Securities of all series affected thereby then outstanding may declare the principal of all such Subordinated Debt Securities to be due and payable immediately, and (b) if an Event of Default resulting from default in the performance of any other of the covenants or agreements in the Indenture or certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Debt Trustee or the holders of 25 percent in principal amount of all Subordinated Debt Securities then outstanding (treated as one class) may declare the principal of all Subordinated Debt Securities to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except defaults in payment of principal of or interest or premium on the Subordinated Debt Securities) by the holders of a majority in principal amount of the Subordinated Debt Securities of such series (or of all series, as the case may be) then outstanding. (Section 5.01)

     The holders of a majority in principal amount of the Subordinated Debt Securities of any and all series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee under the Indenture, provided that the holders of the Subordinated Debt Securities shall have offered to the Debt Trustee reasonable indemnity against expenses and liabilities. (Sections 5.07 and 5.04) The Indenture requires the annual filing by the Company with the Debt Trustee of a certificate as to the absence of certain defaults under the Indenture. (Section 3.07)

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Debt Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Debt Securities of all series affected by such modification at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Subordinated Debt Securities; provided that no such modification shall (i) extend the fixed maturity of any Security, or reduce the principal amount thereof (including in the case of a discounted Security the amount payable thereon in the event of acceleration or the amount provable in bankruptcy) or any redemption premium thereon, or reduce the rate or extend the time of payment of interest thereon, or make the principal of, or interest or premium on, the Subordinated Debt Securities payable in any coin or currency other than that provided in the Subordinated Debt Securities, or impair or affect the right of any holder of Subordinated Debt Securities to institute suit for the payment thereof or the right of prepayment, if any, at the option of the holder, without the consent of the holder of each Security so affected, or (ii) reduce the aforesaid percentage of Subordinated Debt Securities the consent of the holders of which is required for any such modification without the consent of the holders of each Security affected. (Section 9.02)

DEFEASANCE AND DISCHARGE

     The Indenture provides that the Company, at the Company's option: (a) will be Discharged from any and all obligations in respect of the Subordinated Debt Securities of a series (except for certain obligations to register the transfer or exchange of Subordinated Debt Securities, replace stolen, lost or mutilated Subordinated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture (including those described under "Certain Covenants of the Company"), in each case if the Company deposits, in trust with the Debt Trustee or the Defeasance Agent, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest and premium, if any, on, the Subordinated Debt Securities of such series on the dates such payments are due in accordance with the terms of such Subordinated Debt Securities. To exercise any such option, the Company is required to deliver to the Debt Trustee and the Defeasance Agent, if any, an opinion of counsel to the effect that (i) the deposit and related defeasance would not cause the holders of the Subordinated Debt Securities of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a Discharge pursuant to clause (a), such opinion shall be accompanied by a private letter ruling to the effect received from the United States Internal Revenue Service or a revenue ruling pertaining to a comparable form of transaction to the effect published by the United States Internal Revenue Service, and (ii) if listed on any national securities exchange, such Subordinated Debt Securities would not be delisted from such exchange as a result of the exercise of such option. (Section 11.05)

GOVERNING LAW

     The Indenture and the Subordinated Debt Securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 13.04).

THE DEBT TRUSTEE

     The Company may have normal banking relationships with the Debt Trustee in the ordinary course of business.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     Each Phillips Capital Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each Phillips Capital Trust authorizes the Regular Trustees of such Phillips Capital Trust to issue on behalf of such Phillips Capital Trust one series of Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act and which will mirror the terms of the Subordinated Debt Securities held by the Phillips Capital Trust and described in the Prospectus Supplement relating thereto. Reference is made to the Prospectus Supplement relating to the Preferred Securities of the Phillips Capital Trust for specific terms, including (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued by such Phillips Capital Trust; (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such Phillips Capital Trust and the date or dates upon which such distributions shall be payable; provided, however, that distributions on such Preferred Securities shall be payable on a quarterly basis to holders of such Preferred Securities as of a record date in each quarter during which such Preferred Securities are outstanding; (iv) whether distributions on Preferred Securities issued by such Phillips Capital Trust shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities issued by such Phillips Capital Trust shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of such Phillips
Capital Trust to the holders of Preferred Securities of such Phillips Capital Trust upon voluntary or involuntary dissolution, winding-up or termination of such Phillips Capital Trust; (vi) the obligation, if any, of such Phillips Capital Trust to purchase or redeem Preferred Securities issued by such Phillips Capital Trust and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Preferred Securities issued by such Phillips Capital Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of Preferred Securities issued by such Phillips Capital Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by one or more Phillips Capital Trusts, or of both, as a condition to specified action or amendments to the Declaration of such Phillips Capital Trust; (viii) the terms and conditions, if any, upon which the Subordinated Debt Securities may be distributed to holders of Preferred Securities; (ix) if applicable, any securities exchange upon which the Preferred Securities shall be listed; and (x) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such Phillips Capital Trust not inconsistent with the Declaration of such Phillips Capital Trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of the Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Preferred Securities, each Phillips Capital Trust will issue one series of Common Securities. The Declaration of each Phillips Capital Trust authorizes the Regular Trustees of such trust to issue on behalf of such Phillips Capital Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by a Phillips Capital Trust will be substantially identical to the terms of the Preferred Securities issued by such trust and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that, upon an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances, the Common Securities will also carry the right to vote to appoint, remove or replace any of the Phillips Capital Trustees of a Phillips Capital Trust. All of the Common Securities of each Phillips Capital Trust will be directly or indirectly owned by the Company.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     If an Event of Default under the Declaration of a Phillips Capital Trust occurs and is continuing, then the holders of Preferred Securities of such Phillips Capital Trust would rely on the enforcement by the Institutional Trustee of its rights as a holder of the applicable series of Subordinated Debt Securities against the Company. In addition, the holders of a majority in liquidation amount of the Preferred Securities of such Phillips Capital Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Institutional Trustee or to direct the exercise of any trust or power conferred upon the Institutional Trustee under the applicable Declaration, including the right to direct the Institutional Trustee to exercise the remedies available to it as a holder of the Subordinated Debt Securities. If the Institutional Trustee fails to enforce its rights under the applicable series of Subordinated Debt Securities, a holder of Preferred Securities of such Phillips Capital Trust may institute a legal proceeding directly against the Company to enforce the Institutional Trustee's rights under the applicable series of Subordinated Debt Securities without first instituting any legal proceeding against the Institutional
Trustee or any other person or entity. Notwithstanding the foregoing, if an Event of Default under the applicable Declaration has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the applicable series of Subordinated Debt Securities on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities of such Phillips Capital Trust may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the applicable series of Subordinated Debt Securities having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the applicable series of Subordinated Debt Securities. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the applicable Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action.

PROPOSED TAX LEGISLATION

     On March 19, 1996, President Clinton proposed certain tax law changes as part of his fiscal 1997 budget that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations issued on or after December 7, 1995 (the "Proposed Legislation") if such debt obligations have a maximum term in excess of twenty years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. In addition, the Proposed Legislation would deny issuers an interest deduction on any debt instruments with a weighted average maturity of greater than 40 years. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that certain legislative proposals initiated by the Clinton administration, including the Proposed Legislation, that may be adopted by either of the tax-writing committees of Congress would have an effective date that is no earlier than the date of "appropriate Congressional action." Based upon the Joint Statement, it is expected that if the Proposed Legislation were to be enacted, such Legislation would not apply to a series of Subordinated Debt Securities if the series (i) was issued prior to the date of "appropriate Congressional action" or (ii) had a maximum term that did not exceed 20 years. The Company intends that any series of Subordinated Debt Securities will either be issued prior to the date of "appropriate Congressional action" or will have a maximum term that does not exceed 20 years. Accordingly, the Company does not expect the Proposed Legislation to apply to any series of Subordinated Debt Securities. There can be no assurances, however, that the effective date guidance contained in the Joint Statement will be incorporated into the Proposed Legislation, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on any series of Subordinated Debt Securities. Accordingly, there can be no assurance that a Tax Event will not occur.

               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES

     Set forth below is a summary of information concerning the Preferred Securities Guarantees which will be executed and delivered by Phillips for the benefit of the holders from time to time of Preferred Securities. Each Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as indenture trustee under each Preferred Securities Guarantee for purposes of the Trust Indenture Act (the "Preferred Guarantee Trustee"). The terms of each Preferred Securities Guarantee will be those set forth in such Preferred Securities Guarantee and those made part of such Preferred Securities Guarantee by the Trust Indenture Act. The summary of the material terms of the Preferred Securities Guarantees does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Preferred Securities Guarantee will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable Phillips Capital Trust.

GENERAL

     Pursuant to each Preferred Securities Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities issued by a Phillips Capital Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such Phillips Capital Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Phillips Capital Trust may have or assert. The following payments with respect to Preferred Securities issued by a Phillips Capital Trust to the extent not paid by such Phillips Capital Trust (the "Guarantee Payments"), will be subject to the Preferred Securities Guarantee thereon (without duplication): (i) any accrued and unpaid distributions which are required to be paid on such Preferred Securities, to the extent such Phillips Capital Trust shall have funds available therefor; (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), to the extent such Phillips Capital Trust has funds available therefor with respect to any Preferred Securities called for redemption by such Phillips Capital Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Phillips Capital Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of
(a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such Phillips Capital Trust has funds available therefor and (b) the amount of assets of such Phillips Capital Trust remaining available for distribution to holders of such Preferred Securities in liquidation of such Phillips Capital Trust. The redemption price and liquidation amount will be fixed at the time the Preferred Securities are issued. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the applicable Phillips Capital Trust to pay such amounts to such holders.

     Each Preferred Securities Guarantee will not apply to any payment of distributions except to the extent such Phillips Capital Trust shall have funds available therefor. If the Company does not make interest payments on the Subordinated Debt Securities purchased by a Phillips Capital Trust, such Phillips Capital Trust will not pay distributions on the Preferred Securities issued by such Phillips Capital Trust and will not have funds available therefor. See "Description of the Subordinated Debt Securities -- Certain Covenants." The Preferred Securities Guarantee, when taken together with the Company's obligations under the Subordinated Debt Securities, the Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of such Phillips Capital Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities.

     The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Phillips Capital Trusts with respect to the Common Securities (the "Common Securities Guarantees") to the same extent as the Preferred Securities Guarantees, except that upon an event of default under the Indenture, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

     In each Preferred Securities Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable Phillips Capital Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Preferred Securities Guarantee or the Declaration of such Phillips Capital Trust, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Phillips Common Stock in connection with the satisfaction by Phillips of its obligations under any employee benefit plans or the satisfaction by Phillips of its obligations pursuant to any contract or security requiring Phillips to purchase shares of Phillips Common Stock, (ii) as a result of a reclassification of Phillips capital stock or the exchange or conversion of one class or series of Phillips capital stock for another class or series of Phillips capital stock or, (iii) the purchase of fractional interests in shares of Phillips capital stock pursuant to the conversion or exchange provisions of such Phillips capital stock or the security being converted or exchanged) or make any guarantee payments with respect to the foregoing and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank pari passu with or junior to such Subordinated Debt Securities.

MODIFICATION OF THE PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), each Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities issued by the applicable Phillips Capital Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable Phillips Capital Trust then outstanding.

TERMINATION

     Each Preferred Securities Guarantee will terminate as to the Preferred Securities issued by the applicable Phillips Capital Trust (a) upon full payment of the Redemption Price of all Preferred Securities of such Phillips Capital Trust, (b) upon distribution of the Subordinated Debt Securities held by such Phillips Capital Trust to the holders of the Preferred Securities of such Phillips Capital Trust or (c) upon full payment of the amounts payable in accordance with the Declaration of such Phillips Capital Trust upon liquidation of such Phillips Capital Trust. Each Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable Phillips Capital Trust must restore payment of any sums paid under such Preferred Securities or such Preferred Securities Guarantee.

EVENTS OF DEFAULT

     An event of default under a Preferred Securities Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder.

     The holders of a majority in liquidation amount of the Preferred Securities relating to such Preferred Securities Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under such Preferred Securities. If the Preferred Guarantee Trustee fails to enforce such Preferred Securities Guarantee, any holder of Preferred Securities relating to such Preferred Securities Guarantee may institute a legal proceeding directly against the Company to enforce the Preferred Guarantee Trustee's rights under such Preferred Securities Guarantee, without first instituting a legal proceeding against the relevant Phillips Capital

Trust, the Preferred Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a guarantee payment, a holder of Preferred Securities may directly institute a proceeding against the Company for enforcement of the Preferred Securities Guarantee for such payment. The Company waives any right or remedy to require that any action be brought first against such Phillips Capital Trust or any other person or entity before proceeding directly against the Company.

STATUS OF THE PREFERRED SECURITIES GUARANTEES

     The Preferred Securities Guarantees will constitute unsecured obligations of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by Phillips in respect of any preferred or preference stock of any affiliate of the Company; and (iii) senior to the Company's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by the applicable Phillips Capital Trust by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee relating thereto.

     The Preferred Securities Guarantees will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Preferred Securities Guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

     The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to a Preferred Securities Guarantee, undertakes to perform only such duties as are specifically set forth in such Preferred Securities Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

     The Company and certain of its affiliates maintain a banking relationship with the Preferred Guarantee Trustee.

GOVERNING LAW

     The Preferred Securities Guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

                              PLAN OF DISTRIBUTION

     Phillips may sell the Subordinated Debt Securities and any Phillips Capital Trust may sell Preferred Securities in any of, or any combination of, the following ways: (i) directly to purchasers; (ii) through agents, (iii) through underwriters, and (iv) through dealers.

     Offers to purchase Offered Securities may be solicited directly by Phillips and/or any Phillips Capital Trust, as the case may be, or by agents designated by Phillips and/or any Phillips Capital Trust, as the case may be, from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Phillips to such agent will be set forth,in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agency will be acting in a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale, Phillips will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make releases of the Offered Securities in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, Phillips and/or any Phillips Capital Trust, as the case may be, will sell such Offered Securities to the dealer, as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement.

     Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by Phillips and/or any Phillips Capital Trust, as the case may be, against certain liabilities, including liabilities under the Securities Act of 1933.

     The place and time of delivery for the Offered Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                 LEGAL MATTERS

     Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Phillips Capital Trusts by Skadden, Arps, Slate, Meagher & Flom, special Delaware counsel to the Phillips Capital Trusts. The validity of the Subordinated Debt Securities and the Guarantee and certain matters relating thereto will be passed upon for Phillips by Dale J. Billam, Senior Counsel of Phillips. Certain United States federal income taxation matters will be passed upon for Phillips and the Phillips Capital Trusts by Skadden, Arps, Slate, Meagher & Flom, special tax counsel to Phillips and the Phillips Capital Trusts.

                                    EXPERTS

     The consolidated financial statements and schedule of Phillips Petroleum Company appearing in its Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OF MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE TRUST OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                           __________________________
                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                            PROSPECTUS SUPPLEMENT

Phillips Petroleum Company Summary Historical
   Financial Information  . . . . . . . . . . . . . . . . . . . . . .     S-5
Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . .     S-5
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     S-6
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     S-10
Phillips Capital Trust  . . . . . . . . . . . . . . . . . . . . . . .     S-10
Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . .     S-11
Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . . . .     S-12
Accounting Treatment  . . . . . . . . . . . . . . . . . . . . . . . .     S-12
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .     S-12
Description of the Preferred Securities . . . . . . . . . . . . . . .     S-12
Description of the Guarantee  . . . . . . . . . . . . . . . . . . . .     S-22
Description of the Subordinated Debt Securities . . . . . . . . . . .     S-23
Effect of Obligations Under the Subordinated Debt
    Securities and the Guarantee  . . . . . . . . . . . . . . . . . .     S-28
United States Federal Income Taxation . . . . . . . . . . . . . . . .     S-29
Underwriting  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     S-33
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .     S-34

                                  PROSPECTUS

Available Information   . . . . . . . . . . . . . . . . . . . . . . .         3
Incorporation of Documents by Reference . . . . . . . . . . . . . . .         4
Phillips Petroleum Company  . . . . . . . . . . . . . . . . . . . . .         4
The Trusts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         4
Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . . . .         5
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .         5
Description of the Subordinated Debt Securities . . . . . . . . . . .         6
Description of the Preferred Securities . . . . . . . . . . . . . . .        11
Description of the Preferred Securities Guarantees  . . . . . . . . .        12
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . .        15
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .        15
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        15

                       __________________________________

                              PREFERRED SECURITIES

                             PHILLIPS 66 CAPITAL I

                             ___% TRUST ORIGINATED
                      PREFERRED SECURITIES(SM) ("TOPRS(SM) ")
                          guaranteed to the extent set
                                forth herein by

                               PHILLIPS PETROLEUM
                                    COMPANY
                        _______________________________

                             PROSPECTUS SUPPLEMENT


                             Merrill Lynch & Co.
                             Goldman, Sachs & Co.
                             Morgan Stanley & Co.
                                 Incorporated
                           PaineWebber Incorporated
                      Prudential Securities Incorporated
                              Smith Barney Inc.


                                        , 1996

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses payable by the Company in connection with the offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:



            SEC registration fee                    $258,620.69
            Printing and engraving expenses ......   100,000.00
            Accounting fees and expenses .........    25,000.00
            Legal fees and expenses ..............   200,000.00
            Blue Sky fees and expenses ...........    25,000.00
            Trustee's expenses....................    33,000.00
            Fees of rating agencies ..............    70,000.00
            NYSE listing fee......................    77,000.00
            Miscellaneous.........................    61,379.31
                                                    -----------
                   Total                            $850,000.00
                                                    ===========

            ------------------------




ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article III, section 14 of the Bylaws of the Company, as amended, provides for indemnification of officers, directors and employees of the Company to the extent authorized by the General Corporation Law of the State of Delaware. Pursuant to Section 145 of the Delaware General Corporation Law, the Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, the Company has the power to purchase and maintain insurance for such persons. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     Pursuant to authority conferred by stockholders at the annual meeting of the Company on April 30, 1987, the Company has entered into Indemnity Agreements with each of its directors. The Indemnity Agreements establish contract rights in favor of the Company's directors and thus give them assurances that the indemnity provided would continue despite possible future changes or amendments to the Company's Bylaws or the Restated Certificate of Incorporation. The Indemnity Agreements generally provide that the directors are entitled to indemnification to the fullest extent permitted by law against liabilities arising from any claims made against them arising from acts or omissions alleged to have been committed while acting as directors and solely because of their being directors.

     Also at the annual meeting of the Company on April 30, 1987, stockholders approved an amendment to the Company's Restated Certificate of Incorporation to eliminate the personal liability of each director of the Company to the Company or its shareholders for monetary damages for breach of fiduciary duty under certain circumstances. The amendment is consistent with amendments to the Delaware General Corporation Law effective July 1, 1986.

     In addition to the indemnification provision of the Company's Bylaws and the Indemnity Agreements, the Company's directors and officers are covered by Directors' and Officers' liability insurance with a limit of $100 million, which insurance is subject to exclusions, deductibles and conditions.

     The above discussion of the Company's Bylaws, Section 145 of the Delaware General Corporation Law and the Company's Indemnity Agreements with its directors is not intended to be exhaustive and is respectively qualified in its entirety by such Bylaws, statute and Agreements.

ITEM 16.  EXHIBITS

     Except as noted, exhibits identified below are on file with the SEC and are incorporated herein by reference to such previous filings.


     1     -    Form of Underwriting Agreement for offering of Preferred
                Securities.
     4-A   -    Certificate of Trust of Phillips 66 Capital I.
     4-B   -    Certificate of Trust of Phillips 66 Capital II.
     4-C   -    Certificate of Trust of Phillips 66 Capital III.
     4-D   -    Certificate of Trust of Phillips 66 Capital IV.
     4-E   -    Declaration of Trust of Phillips 66 Capital I.
     4-F   -    Declaration of Trust of Phillips 66 Capital II.
     4-G   -    Declaration of Trust of Phillips 66 Capital III.
     4-H   -    Declaration of Trust of Phillips 66 Capital IV.
     4-I   -    Form of Amended and Restated Declaration of Trust for Phillips 66 Captial I
     4-J   -    Form of Amended and Restated Declaration of Trust for Phillips 66 Capital II
     4-K   -    Form of Amended and Restated Declaration of Trust for Phillips 66 Capital III
     4-L   -    Form of Amended and Restated Declaration of Trust for Phillips 66 Capital IV
     4-M   -    Form of Indenture between Phillips Petroleum Company and The
                Bank of New York , as Trustee.
     4-N   -    Form of Supplemental Indenture to be used in connection with the issuance of Subordinated Debt Securities and Preferred
                Securities.
     4-O   -    Form of Preferred Security (included in 4-I - 4-L above).
     4-P   -    Form of Subordinated Debt Security (included in 4-N above).
     4-Q   -    Form of Guarantee with respect to Preferred Securities issued by Phillips 66 Capital I.
     4-R   -    Form of Guarantee with respect to Preferred Securities issued by Phillips 66 Capital II.
     4-S   -    Form of Guarantee with respect to Preferred Securities issued by Phillips 66 Capital III.
     4-T   -    Form of Guarantee with respect to Preferred Securities issued by Phillips 66 Capital IV.
     5-A   -    Opinion of Dale J. Billam, Esq.
     5-B   -    Opinion of Skadden, Arps, Slate, Meagher & Flom.
     8-A   -    Opinion of Skadden, Arps, Slate, Meagher & Flom.
    12     -    Computation of Ratio of Earnings to Fixed Charges of Phillips
                Petroleum Company
    23-A*  -    Consent of Independent Auditors.
    23-B   -    Consent of Dale J. Billam, Esq. is contained in the
                opinion of counsel filed as Exhibit 5-A.
    23-C   -    Consent of Skadden, Arps, Slate, Meagher & Flom is contained in the opinion of counsel filed as Exhibit 5-B.
    23-D   -    Consent of Skadden, Arps, Slate, Meagher & Flom is contained in the opinion of counsel filed as Exhibit 8-A.
    24     -    Powers of Attorney.
    25-A   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Debt Trustee under the
                Indenture.
    25-B   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Amended and Restated Declaration of Trust of Phillips 66
                Capital I.
    25-C   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Amended and Restated Declaration of Trust of Phillips 66
                Capital II.
    25-D   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Amended and Restated Declaration of Trust of Phillips 66
                Capital III.
    25-E   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Amended and Restated Declaration of Trust of Phillips 66
                Capital IV.
    25-F   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Preferred Guarantee
                Trustee under the Preferred Securities Guarantee of Phillips
                Petroleum Company for the benefit of the holders of Preferred
                Securities of Phillips 66 Capital I.
    25-G   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Preferred Guarantee
                Trustee under the Preferred Securities Guarantee of Phillips
                Petroleum Company for the benefit of the holders of Preferred
                Securities of Phillips 66 Capital II.
    25-H   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Preferred Guarantee
                Trustee under the Preferred Securities Guarantee of Phillips
                Petroleum Company for the benefit of the holders of Preferred
                Securities of Phillips 66 Capital III.
    25-I   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Preferred Guarantee
                Trustee under the Preferred Securities Guarantee of Phillips
                Petroleum Company for the benefit of the holders of Preferred
                Securities of Phillips 66 Capital IV.

- -------------------

* Filed herewith.

ITEM 17  UNDERTAKINGS

         (a)  The undersigned Registrants hereby undertake:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement:

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d)  The undersigned Registrants hereby undertake that:

                 (1) For purposes of determining any liability under the Securities act of 1933, the information contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                 (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Phillips Petroleum Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bartlesville and State of Oklahoma on May 2, 1996.


                                      PHILLIPS PETROLEUM  COMPANY


                                      By      /s/ W.W. Allen *
                                         ----------------------------------
                                         W.W. Allen
                                         Chairman of the Board of Directors
                                         and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities indicated on May 2, 1996.




     Signatures                          Title                             Date
     ----------                          -----                             ----
                            Chairman of the Board of Directors         May 2, 1996
   /s/ W.W. Allen*             and Chief Executive Officer
- ----------------------       (Principal Executive Officer)
    (W.W. Allen)

                                Senior Vice President                  May 2, 1996
   /s/ T.C. Morris            and Chief Financial Officer
- ----------------------       (Principal Financial Officer)
    (T.C. Morris)

   /s/ L.F. Francis                   Controller                       May 2, 1996
- ----------------------      (Principal Accounting Officer)
    (L.F. Francis)

   /s/ J.J. Mulva*          President and Chief Operating              May 2, 1996
- ----------------------          Officer and Director
    (J.J. Mulva)

  /s/ C.L. Bowerman*        Executive Vice President and               May 2, 1996
- ----------------------                Director
   (C.L. Bowerman)

/s/ George B. Beitzel*                Director                         May 2, 1996
- ----------------------
  (George B. Beitzel)

  /s/ David L. Boren*                 Director                         May 2, 1996
- ----------------------
   (David L. Boren)


     Signatures                        Title                    Date
     ----------                        -----                    ----
/s/ Robert E. Chappell, Jr.*          Director              May 2, 1996
- ----------------------------
 (Robert E. Chappell, Jr.)


/s/ Lawrence S. Eagleburger*          Director              May 2, 1996
- ----------------------------
 (Lawrence S. Eagleburger)


    /s/ James B. Edwards*             Director              May 2, 1996
- ----------------------------
    (James B. Edwards)


    /s/ Larry D. Horner*              Director              May 2, 1996
- ----------------------------
    (Larry D. Horner)


   /s/ Randall L. Tobias*             Director              May 2, 1996
- ----------------------------
    (Randall L. Tobias)


/s/ Victoria J. Tschinkel*            Director              May 2, 1996
- ----------------------------
  (Victoria J. Tschinkel)


  /s/ Kathryn C. Turner*              Director              May 2, 1996
- ----------------------------
    (Kathryn C. Turner)



*By /s/ T.C. Morris
    ------------------------
     (T.C. Morris)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Phillips 66 Capital I, Phillips 66 Capital II, Phillips 66 Capital III and Phillips 66 Capital IV certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and that they have duly caused this Registration Statement or amendment thereto to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Bartlesville and State of Oklahoma on May 2, 1996.



                                      PHILLIPS 66 CAPITAL I


                                      By  /s/ T.C. Morris
                                        -----------------------------------
                                          T.C. Morris, Trustee


                                      By  /s/ John A. Carrig
                                        -----------------------------------
                                          John A. Carrig, Trustee


                                      By  /s/ L.L. McCall
                                        -----------------------------------
                                          L.L. McCall, Trustee


                                      PHILLIPS 66 CAPITAL II


                                      By  /s/ T.C. Morris
                                        -----------------------------------
                                          T.C. Morris, Trustee


                                      By  /s/ John A. Carrig
                                        -----------------------------------
                                          John A. Carrig, Trustee


                                      By  /s/ L.L. McCall
                                        -----------------------------------
                                          L.L. McCall, Trustee


                                      PHILLIPS 66 CAPITAL III


                                      By  /s/ T.C. Morris
                                        -----------------------------------
                                          T.C. Morris, Trustee


                                      By  /s/ John A. Carrig
                                        -----------------------------------
                                          John A. Carrig, Trustee


                                      By  /s/ L.L. McCall
                                        -----------------------------------
                                          L.L. McCall, Trustee

                                      PHILLIPS 66 CAPITAL IV


                                      By /s/ T.C. Morris
                                        -----------------------------------
                                         T.C. Morris, Trustee


                                      By /s/ John A. Carrig
                                        -----------------------------------
                                         John A. Carrig, Trustee


                                      By /s/ L.L. McCall
                                        -----------------------------------
                                         L.L. McCall, Trustee

                                EXHIBIT INDEX
                                -------------



     Except as noted, exhibits identified below are on file with the SEC and are incorporated herein by reference to such previous filings.



   Exhibit
     No.                          Description
   -------                        -----------
     1     -    Form of Underwriting Agreement for offering of Preferred
                Securities.
     4-A   -    Certificate of Trust of Phillips 66 Capital I.
     4-B   -    Certificate of Trust of Phillips 66 Capital II.
     4-C   -    Certificate of Trust of Phillips 66 Capital III.
     4-D   -    Certificate of Trust of Phillips 66 Capital IV.
     4-E   -    Declaration of Trust of Phillips 66 Capital I.
     4-F   -    Declaration of Trust of Phillips 66 Capital II.
     4-G   -    Declaration of Trust of Phillips 66 Capital III.
     4-H   -    Declaration of Trust of Phillips 66 Capital IV.
     4-I   -    Form of Amended and Restated Declaration of Trust for Phillips 66 Captial I
     4-J   -    Form of Amended and Restated Declaration of Trust for Phillips 66 Capital II
     4-K   -    Form of Amended and Restated Declaration of Trust for Phillips 66 Capital III
     4-L   -    Form of Amended and Restated Declaration of Trust for Phillips 66 Capital IV
     4-M   -    Form of Indenture between Phillips Petroleum Company and The
                Bank of New York , as Trustee.
     4-N   -    Form of Supplemental Indenture to be used in connection with the issuance of Subordinated Debt Securities and Preferred
                Securities.
     4-O   -    Form of Preferred Security (included in 4-I - 4-L above).
     4-P   -    Form of Subordinated Debt Security (included in 4-N above).
     4-Q   -    Form of Guarantee with respect to Preferred Securities issued by Phillips 66 Capital I.
     4-R   -    Form of Guarantee with respect to Preferred Securities issued by Phillips 66 Capital II.
     4-S   -    Form of Guarantee with respect to Preferred Securities issued by Phillips 66 Capital III.
     4-T   -    Form of Guarantee with respect to Preferred Securities issued by Phillips 66 Capital IV.
     5-A   -    Opinion of Dale J. Billam, Esq.
     5-B   -    Opinion of Skadden, Arps, Slate, Meagher & Flom.
     8-A   -    Opinion of Skadden, Arps, Slate, Meagher & Flom.
    12     -    Computation of Ratio of Earnings to Fixed Charges of Phillips
                Petroleum Company
    23-A*  -    Consent of Independent Auditors.
    23-B   -    Consent of Dale J. Billam, Esq. is contained in the
                opinion of counsel filed as Exhibit 5-A.
    23-C   -    Consent of Skadden, Arps, Slate, Meagher & Flom is contained in the opinion of counsel filed as Exhibit 5-B.
    23-D   -    Consent of Skadden, Arps, Slate, Meagher & Flom is contained in the opinion of counsel filed as Exhibit 8-A.
    24     -    Powers of Attorney.
    25-A   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Debt Trustee under the
                Indenture.
    25-B   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Amended and Restated Declaration of Trust of Phillips 66
                Capital I.
    25-C   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Amended and Restated Declaration of Trust of Phillips 66
                Capital II.
    25-D   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Amended and Restated Declaration of Trust of Phillips 66
                Capital III.
    25-E   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Amended and Restated Declaration of Trust of Phillips 66
                Capital IV.
    25-F   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Preferred Guarantee
                Trustee under the Preferred Securities Guarantee of Phillips
                Petroleum Company for the benefit of the holders of Preferred
                Securities of Phillips 66 Capital I.
    25-G   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Preferred Guarantee
                Trustee under the Preferred Securities Guarantee of Phillips
                Petroleum Company for the benefit of the holders of Preferred
                Securities of Phillips 66 Capital II.
    25-H   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Preferred Guarantee
                Trustee under the Preferred Securities Guarantee of Phillips
                Petroleum Company for the benefit of the holders of Preferred
                Securities of Phillips 66 Capital III.
    25-I   -    Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Preferred Guarantee
                Trustee under the Preferred Securities Guarantee of Phillips
                Petroleum Company for the benefit of the holders of Preferred
                Securities of Phillips 66 Capital IV.

- -------------------

* Filed herewith.